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                                                                    Exhibit 10.8


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          Confidential Materials omitted and filed separately with the

         Securities and Exchange Commission. Asterisks denote omissions.
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                  EXCLUSIVE LICENSE AND COLLABORATION AGREEMENT

                                     BETWEEN

                                 MEDIMMUNE, INC.

                                       AND

                           CRITICAL THERAPEUTICS, INC.
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                  EXCLUSIVE LICENSE AND COLLABORATION AGREEMENT

         THIS AGREEMENT (the "Agreement") effective as of July 30, 2003 (the "Effective Date") between MEDIMMUNE, INC., a corporation organized and existing under the laws of Delaware ("MedImmune") and CRITICAL THERAPEUTICS, INC., a corporation organized and existing under the laws of Delaware ("CTI").

                                  INTRODUCTION

         1. CTI has developed CTI Know-How (as defined below) and has rights to CTI Patent Rights (as defined below);

         2. MedImmune and CTI desire to enter into a research collaboration to develop Products (as defined below) upon the terms and conditions set forth in this Agreement; and

         3. MedImmune desires to obtain a license under the CTI Patent Rights and CTI Know-How, upon the terms and conditions set forth in this Agreement and CTI desires to grant such a license;

         NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants herein contained, the Parties hereby agree as follows:

1.       DEFINITIONS

         'Unless specifically set forth to the contrary herein, the following terms, whether used in the singular or plural, shall have the respective meanings set forth below:

1.1      "AAA". AAA shall have the meaning set forth in Section 11.6.01.

1.2 "AFFILIATE". Affiliate shall mean with respect to any Party, any person or entity controlling, controlled by or under common control with such Party. For purposes of this Section 1.2, "control" shall mean (a) in the case of a corporate entity, direct or indirect ownership of fifty percent (50%) or more of the stock or shares having the right to vote for the election of directors of such corporate entity and (b) in the case of an entity that is not a corporate entity, the possession, directly or indirectly, of the power to direct, or cause the direction of, the management or policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

1.3      "ANTIBODY". Antibody shall mean a molecule comprising or containing:

                  (i) one or more immunoglobulin variable domains; or

                  (ii) fragments, variants, modifications or derivatives of molecules described in subsection (i); or


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                  (iii) the nucleic acid consisting of a sequence of nucleotides encoding any one of the molecules described in subsections (i) or (ii) above.

1.4 "BLA". BLA shall mean (a) a Biologics License Application filed with the FDA for marketing approval of a Product or any successor applications or procedures, and all supplements and amendments that may be filed with respect to the foregoing, and (b) similar filings in ROW with applicable Regulatory Authorities, including EMEA.

1.5 "CALENDAR QUARTER". Calendar Quarter shall mean the respective periods of three (3) consecutive calendar months ending on March 31, June 30, September 30 and December 31.

1.6 "CALENDAR YEAR". Calendar Year shall mean each successive period of twelve (12) months commencing on January 1 and ending on December 31.

1.7      "CHANGE OF CONTROL". Change of Control shall mean with respect to a
         Party: (1) a sale of all or substantially all of such Party's assets or business relating to this Agreement; (2) a merger, reorganization or consolidation involving a Party in which the stockholders of such Party immediately prior to such transaction cease to own collectively a majority of the voting equity securities of a successor entity; or (3) a person or group of persons acting in concert (other than, in the case of CTI, current stockholders of CTI) acquire fifty percent (50%) or more of the voting equity securities of such Party.

1.8 "COLLABORATION". Collaboration shall mean the Development activities undertaken by the Parties individually or collectively, including, those activities set forth in Article 3.

1.9 "COMBINATION PRODUCT". Combination Product shall mean a product which includes one or more clinically active components in addition to the Product. All references to Product in this Agreement shall be deemed to include Combination Product.

1.10 "COMMERCIALIZATION" or "COMMERCIALIZE". Commercialization or Commercialize shall mean activities directed to obtaining pricing and reimbursement approvals, manufacturing, Marketing, promoting, detailing, distributing, importing or selling a Product for use in the Field.

1.11 "COMMERCIALLY REASONABLE EFFORTS". Commercially Reasonable Efforts shall mean with respect to the efforts to be expended by a Party with respect to any objective, reasonable, good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances, it being understood and agreed that with respect to the Development or Commercialization of a Product, such efforts shall be similar to those efforts and resources commonly used by a Party for a similar biological or pharmaceutical product owned by it or to which it has rights, which product is at a similar stage in its development or product life and is of similar market potential taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace, the patent and other


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         proprietary position of the product, the likelihood of regulatory approval given the regulatory structure involved, the profitability of the product including the royalties payable to licensors of patent or other intellectual property rights, alternative products and other relevant factors. Commercially Reasonable Efforts shall be determined on a market-by-market and Indication-by-Indication basis for a particular Product, and it is anticipated that the level of effort will be different for different markets, and will change over time, reflecting changes in the status of the Product and the market(s) involved.

1.12     "COMMITTEE". Committee shall have the meaning set forth in Section
         2.1.01.

1.13 "CONTROL", "CONTROLS" or "CONTROLLED BY". Control, Controls or Controlled by shall mean, with respect to any item of or right under Patents or Know-How, the possession of (whether by ownership or license, other than pursuant to this Agreement) or the ability of a Party to grant access to, or a license or sublicense of, such items or right as provided for herein without violating the terms of any agreement or other arrangement with any Third Party existing at the time such Party would be required hereunder to grant the other Party such access or license or sublicense.

1.14 "CO-PROMOTION". Co-Promotion shall mean the Commercialization of the Products in the United States pursuant to the terms and conditions of the Co-Promotion Agreement.

1.15 "CO-PROMOTION AGREEMENT". Co-Promotion Agreement shall mean an agreement relating to the co-promotion of the Lead Product entered into by the Parties pursuant to Section 4.4.02(b), including the provisions set forth in Exhibit A to this Agreement.

1.16 "CTI COLLABORATION INVENTION(S)". CTI Collaboration Invention(s) shall mean all Inventions that are developed or invented by employees of CTI and/or other persons not employed by MedImmune acting on behalf of CTI, to the extent that such Inventions (A) are directed to Target, (B) are directed to the use of Target in the Development or Commercialization of Products for use in the Field, (C) are directed to Product, or (D) are useful with respect to the Development or Commercialization of Product for use in the Field.

1.17 "CTI KNOW-HOW". CTI Know-How shall mean all Know-How (i) owned by and/or licensed to CTI as of the Effective Date, (ii) that becomes owned in whole or in part by CTI during the Term, or (iii) that is licensed to CTI during the Term and as to which CTI has the right to grant sublicenses (without violating the terms of any agreement or other arrangement with any Third Party), in each of the foregoing cases, to the extent that such Know-How (A) is directed to Target, (B) is directed to the use of Target in the Development or Commercialization of Products for use in the Field, (C) is directed to Product, or (D) is useful with respect to the Development or Commercialization of Product for use in the Field.

1.18 "CTI PATENT RIGHT(S)". CTI Patent Right(s) shall mean any and all Patents (i) that are owned by or licensed to CTI as of the Effective Date, or (ii) that become owned in


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         whole or in part by CTI at any time during the Term, or (iii) that claim a CTI Collaboration Invention and/or Joint Collaboration Invention, or (iv) that cover CTI Know-How, or (v) that are licensed to CTI after the Effective Date and as to which CTI has the right to grant a sublicense (without violating the terms of any agreement or other arrangement with any Third Party), in each of the foregoing cases, to the extent that such Patents claim (A) Target, (B) the use of Target in the Development or Commercialization of Products for use in the Field,
         (C) Product or (D) the Development or Commercialization of Product for use in the Field. Patent Rights include, but are not limited to, the Patents of Exhibit B.

1.19 "DETAIL" and "DETAILING". Detail and Detailing shall mean (i) for Indications appropriate for treatment of patients in a physician office practice environment, a one-on-one, face-to-face meeting, in an individual or group practice setting, between one or more target prescribers and a sales representative of a Party or its designee, during which Product information is communicated orally to the prescriber that is in addition to any discussion regarding the prescriber's sample needs, and (ii) for Indications appropriate for treatment of patients in hospitals, a one-on-one, face-to-face meeting, in a hospital setting, between one or more target physicians or surgeons and a sales representative of a Party or its designee, during which Product information is communicated orally to the physician or surgeon that is in addition to any discussion regarding sample needs.

1.20 "DEVELOP" or "DEVELOPMENT". Develop or Development shall mean research, discovery, modification and preclinical and clinical drug and/or biological development activities, including test method development and stability testing, toxicology, formulation, quality assurance/quality control development, statistical analysis, clinical studies and regulatory affairs, approval and registration in each case, of the Product for use in the Field.

1.21 "DEVELOPMENT COST". Development Cost means the aggregate amount of costs incurred by MedImmune in Developing Product, as determined in a reasonable manner consistent with MedImmune's normal internal cost accounting practices and in accordance with generally accepted accounting principles, consisting of: (i) direct labor (salaries, wages and employee benefits), (ii) materials and supplies, (including clinical material) used in Development, (iii) overhead charges attributable to Development (but excluding any corporate administrative expense) including allocated building and equipment operating costs, allocated depreciation, and repairs and maintenance, and (iv) payments made to a Third Party for services in connection with Development.

1.22 "EMEA". EMEA shall mean the European Medicines Evaluation Agency or any successor agency thereto.

1.23 "FDA". FDA shall mean the United States Food and Drug Administration or any successor agency thereto.


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1.24     "FIELD". Field shall mean the Development and Commercialization of
         Products for the treatment or prevention or amelioration of a disease, disorder or medical condition in humans or non-human animals. For purposes of clarity, Field shall not include the Development or Commercialization of products for the diagnosis of any disease, disorder or medical condition in humans or non-human animals.

1.25 "FILING". Filing of a BLA or NDA shall mean the acceptance by a Regulatory Authority of such BLA or NDA for filing.

1.26 "FIRST COMMERCIAL SALE". First Commercial Sale shall mean, with respect to any Product, the first sale for end use or consumption of such Product in a country after all required approvals, including Regulatory Approval, have been granted by the Regulatory Authority of such country.

1.27 "FTE" or "FULL TIME EQUIVALENT". FTE or Full Time Equivalent shall mean 1800 hours per year of a full-time scientist's work time period. The portion of an FTE year devoted by a scientist to the Collaboration shall be determined by dividing the number of hours during any twelve-month period devoted by such employee to the Collaboration by 1800 hours.

1.28 "FTE RATE". FTE Rate shall mean the $[**] per FTE, subject to adjustment on an annual basis to reflect any increase or decrease in the Consumer Price Index-Urban Wage Earners and Clerical Workers, U.S. City Average, published by the U.S. Department of Labor, Bureau of Statistics (or its successor equivalent index). The FTE Rate for each FTE, includes laboratory supplies and equipment, equipment maintenance costs, utilities, waste removal, and a pro rata allocation of general and administrative expenses plus facilities expenses.

1.29 "FULLY-BURDENED MANUFACTURING COST". Fully-Burdened Manufacturing Cost means the consolidated fully burdened cost incurred by MedImmune in the manufacture of Product, consisting of: (i) direct labor costs (salaries, wages and employee benefits); (ii) direct materials costs;
         (iii) operating costs of facilities and equipment, excluding any surplus or idle capacity costs; (iv) a charge for depreciation, repairs and maintenance costs of facilities and equipment; (v) quality and in-process control costs; (vi) a charge for overhead costs for raw material and manufacturing administration and management, materials management, storage and handling, and manufacturing and employee training; and (vii) charges for spoilage, scrap or rework costs; and
         (viii) royalties that are paid to a Third Party for manufacture of Product; in each of the above cases to the extent reasonably allocable to the manufacture of Product as determined in accordance with United States generally accepted accounting principles. To the extent that manufacturing of Product or any component thereof is performed for MedImmune by a Third Party, amounts paid by MedImmune to such Third Party in connection with the manufacturing of Product or any component thereof will be added to the aggregate amount of the foregoing items
         (i) through (viii).


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1.30     "IMPROVEMENT". Improvement shall mean any enhancement, modification, purification, optimization, or affinity maturation of a Product, and the scale-up, manufacture, formulation, ingredients, preparation, presentation, means of delivery, dosage or packaging of a Product, whether or not patentable.

1.31 "IND". IND shall mean an Investigational New Drug application, Clinical Study Application, Clinical Trial Exemption, or similar application or submission for approval to conduct human clinical investigations filed with or submitted to a Regulatory Authority in conformance with the requirements of such Regulatory Authority.

1.32 "INDICATION". Indication shall mean a separate and distinct disease or medical condition in humans for which a Product is intended to treat, prevent and/or ameliorate.

1.33 "INFORMATION". Information shall mean any and all information and data, including without limitation all MedImmune Know-How, CTI Know-How, and all other scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial information or data, whether communicated in writing or orally or by any other method, which is provided by one Party to the other Party in connection with this Agreement.

1.34 "INVENTION". Invention shall mean any process, method, composition of matter, article of manufacture, discovery or finding that is conceived and/or reduced to practice during the Term.

1.35 "JOINT COLLABORATION INVENTION(S)". Joint Collaboration Invention(s) shall mean all Inventions and Know-How developed or invented jointly by employees of MedImmune and CTI or others acting on behalf of MedImmune and CTI, in each of the foregoing cases, to the extent that such Inventions or Know-How (A) are directed to Target, (B) are directed to the use of Target in the Development or Commercialization of Products for use in the Field, (C) are directed to Product, or (D) are useful with respect to the Development or Commercialization of Product for use in the Field.

1.36 "JOINT COLLABORATION PATENT(S)". Joint Collaboration Patent(s) shall mean all Patents that include a Valid Claim that claims any Joint Collaboration Invention.

1.37 "KNOW-HOW". Know-How shall mean (a) any scientific or technical information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including databases, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data including pharmacological, medicinal chemistry, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and manufacturing process and development information, results and data, and (b) any biological, chemical, or physical materials.


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1.38     "LEAD PRODUCT". Lead Product shall mean a Product for only one Major
         Indication that is the first Product for the first Major Indication as to which a Phase III Clinical Trial is initiated.

1.39 "MAJOR EUROPEAN COUNTRY". Major European Country shall mean the United Kingdom, Germany, Italy, France and/or, Spain.

1.40 "MAJOR INDICATION". Major Indication shall mean any one of the following Indications: pancreatitis, sepsis, shock, ischemic tissue injury, rheumatoid arthritis, inflammatory bowel disease, multiple sclerosis, psoriasis, and cachexia associated with malignancies and other debilitating diseases, and such other Indications as may be determined by the Committee.

1.41 "MANUFACTURING PROCESS". Manufacturing Process means the process that exists at MedImmune or its subcontractors for manufacturing Product.

1.42 "MARKETING". Marketing shall mean all activities relating to the marketing and sales of a Product in a country other than Detailing, and shall include but not be limited to pricing and reimbursement strategies, determination of the appropriate target audience and appropriate number of representatives for Detailing to such target audience, managed care and hospital contracting, and promotional messages.

1.43 "MEDIMMUNE COLLABORATION INVENTION(S)". MedImmune Collaboration Invention(s) shall mean all Inventions that are developed or invented pursuant to the Collaboration by employees of MedImmune and/or other persons not employed by CTI acting on behalf of MedImmune, to the extent that such Inventions (A) are directed to Target, (B) are directed to the use of Target in the Development or Commercialization of Products for use in the Field, (C) are directed to Product, or (D) are useful with respect to the Development or Commercialization of Product for use in the Field.

1.44 "MEDIMMUNE COLLABORATION PATENT(S)". MedImmune Collaboration Patent(s) shall mean all Patents owned in whole or in part by MedImmune that claim a Collaboration Invention or that claim MedImmune Know-How.

1.45 "MEDIMMUNE KNOW-HOW". MedImmune Know-How shall mean all Know-How developed pursuant to the Collaboration during the Term by employees of MedImmune or other persons not employed by CTI acting on behalf of MedImmune and owned by MedImmune, and, in each of the foregoing cases, to the extent that such Know-How (i) is directed to Target, (ii) is directed to the use of Target in the Development or Commercialization of Product for use in the Field, (iii) is directed to Product, or (iv) is useful with respect to the Development or Commercialization of Product for use in the Field; provided, however, MedImmune Know-How does not include Know-How owned by MedImmune that is directed to manufacturing of Product.


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1.46     "MEDIMMUNE ROYALTY KNOW-HOW". MedImmune Royalty Know-How means
         MedImmune Know-How that was created during the period beginning on the Effective Date and [**].

1.47 "MEDIMMUNE ROYALTY PATENT". MedImmune Royalty Patent means a MedImmune Collaboration Patent that was filed or claims the priority of a MedImmune Collaboration Patent that was filed during the period beginning on the Effective Date and [**].

1.48 "NDA". NDA shall mean (a) a New Drug Application filed with the FDA for marketing approval of a Product or any successor applications or procedures, and all supplements and amendments that may be filed with respect to the foregoing, and (b) similar filings in ROW with applicable Regulatory Authorities, including EMEA.

1.49 "NET PRE-TAX U.S. PROFITS". Net Pre-Tax U.S. Profits shall have the meaning set forth in Exhibit A.

1.50 "NET SALES". Net Sales shall mean the gross invoice price of Product sold by MedImmune or its Related Parties to the first Third Party after deducting, if not previously deducted, from the amount invoiced or received (as determined in accordance with United States generally accepted accounting principles consistently applied to all products of MedImmune), the following:

         (a)      trade, quantity and cash discounts allowed;

         (b) discounts, refunds, rebates (including federal, state or local government rebates), chargebacks, retroactive price adjustments, all to the extent allowed;

         (c)      refunds or credits for actual returns of a Product;

         (d) any tax imposed on the production, sale, delivery or use of a Product, including, without limitation, sales, use, excise or value added taxes, other than income taxes; and

         (e)      freight and insurance included in the gross amount invoiced;
                  and

         (f)      a reasonable allowance for bad debt.

In the event a Product is sold as part of a Combination Product, the Net Sales from the Combination Product, for the purposes of determining royalty payments, shall be determined by multiplying the Net Sales of the Combination Product (as defined in the standard Net Sales definition), during the applicable royalty reporting period, by the fraction, A/A+B, where A is the average sale price of the Product containing such Product, when sold separately in finished form and B is the average sale price of the other products whose clinically active components are included in the Combination Product when such products are sold separately in finished form, in each case during the applicable royalty reporting period or, if sales of both the Product, and the


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other product(s) did not occur in such period, then in the most recent royalty reporting period in which sales of both occurred. In the event that such average sale price cannot be determined for both the Product and all other product(s) included in the Combination Product, Net Sales for the purposes of determining royalty payments shall be calculated by multiplying the Net Sales of the Combination Product by the fraction of C/C+D where C is the fair market value of the Product or , as applicable, and D is the fair market value of all other clinically active ingredient(s) included in the Combination Product. In such event, MedImmune shall in good faith make a determination of the respective fair market values of the Product, and all other clinically active components included in the Combination Product, and shall notify CTI of such determination and provide CTI with data to support such determination. CTI shall have the right to review such determination and supporting data, and to notify MedImmune if it disagrees with such determination. If CTI does not agree with such determination and if the Parties are unable to agree in good faith as to such respective fair market values, then such matter shall be settled pursuant to the provisions of Section 11.6.

1.51 "PARTY". Party shall mean MedImmune or CTI, as appropriate in the context, and "PARTIES" shall mean MedImmune and CTI, collectively.

1.52 "PATENT(S)". Patent(s) shall mean (a) all patents and patent applications in any country or supranational jurisdiction, and (b) any provisionals, substitutions, divisions, continuations, continuations in part, reissues, renewals, registrations, confirmations, reexaminations, extensions, supplementary protection certificates and the like, of any such patents or patent applications.

1.53 "PERMITTED SUBCONTRACTOR". Permitted Subcontractor shall have the meaning set forth in Section 3.2(c).

1.54 "PHASE I CLINICAL TRIAL". Phase I Clinical Trial means a human clinical trial, in any country that would satisfy the requirements of 21 C.F.R.312.21(a)].

1.55 "PHASE II CLINICAL TRIAL". Phase II Clinical Trial means a human clinical trial, in any country that would satisfy the requirements of 21 C.F.R. 312.21(b).

1.56 "PHASE III CLINICAL TRIAL". Phase III Clinical Trial shall mean a human clinical trial in any country that would satisfy the requirements of 21 CFR 312.21(c).

1.57 "PRODUCT(S)". Product(s) shall mean (i) an Antibody, (ii) a peptide, protein, protein-construct, fusion protein, including without limitation purified protein, lipoproteins, glycoproteins, polynucleotides, and nucleotide aptamers consisting of either modified or unmodified DNA or RNA sequences, including without limitation single stranded or double stranded or a combination of both, (iii) a Small Molecule Product or (iv) other molecules, in each case that specifically binds to, inactivates or inhibits Target, its gene, or its receptor or the gene of such receptor, and in each case, that either
         (A) is covered by a Valid Claim of a CTI Patent Right, and/or Joint Collaboration Patent or (B) incorporates, is derived from, or is discovered or manufactured using CTI Know-How,


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         or (C) is covered by a Valid Claim of a MedImmune Royalty Patent or (D)
         incorporates or is manufactured by use of MedImmune Royalty Know-How.

1.58     "PROJECT LEADER". Project Leader shall have the meaning set forth in
         Section 2.2.01.

1.59 "REGULATORY APPROVAL". Regulatory Approval shall mean all approvals from the relevant Regulatory Authority to market and sell a Product in any country (excluding all applicable pricing and reimbursement approvals), including a BLA and NDA.

1.60 "REGULATORY AUTHORITY". Regulatory Authority shall mean any applicable government regulatory authority involved in granting approvals for the manufacturing, marketing, reimbursement and/or pricing of a Product in the Territory, including, in the United States, the FDA and any successor governmental authority having substantially the same function.

1.61 "RELATED PARTY". Related Party shall mean MedImmune, its Affiliates, and permitted sublicensees (which term does not include distributors which are not Affiliates of MedImmune).

1.62 "RESEARCH PLAN". Research Plan shall mean the plan set forth in Exhibit C, and all revisions, amendments or annual updates thereto approved by the Committee.

1.63 "ROW". ROW shall mean all of the countries in the world, and their territories and possessions, except for the United States.

1.64 "SECONDARY CO-PROMOTION OPTION". Secondary Co-Promotion Option shall have the meaning set forth in Section 4.4.02(b)(i).

1.65 "SMALL MOLECULE PRODUCT". Small Molecule Product shall mean a small molecule (defined as a non-peptidic molecule with a molecular weight of less than 1,000 daltons) that specifically binds to, inactivates, or inhibits the Target, its gene or its receptor.

1.66 "TARGET". Target shall mean human high mobility group box chromosomal protein 1 ("HMGB1"), including but not limited to all fragments, derivatives, and homologues (with amino acid identity of greater than [**]% thereof, either in the full protein or in the A box domain, or in the B box domain), the nucleic acid encoding any of the foregoing, or those homologues that are bound by a monoclonal antibody that also recognizes HMGB1.

1.67 "TECHNOLOGY ACQUISITION AGREEMENT". Technology Acquisition Agreement shall mean an agreement entered into before or after the Effective Date between CTI and a Third Party under which CTI is granted a license to or is assigned (a) any of such Third Party's Patents that claim (i) Target, (ii) the use of Target in the Development or Commercialization of the Product for use in the Field, (iii) Product, or (iv) composition or manufacture of Product, or (b) any of such Third Party's Know-How that covers or is useful with respect to (i) Target, (ii) the use of Target in the Development or


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         Commercialization of the Product for use in the Field, (iii) Product
         and/or (iv) composition or manufacture of Product. The Technology Acquisition Agreements of CTI that exist as of the Effective Date are listed in Exhibit D.

1.68     "TERM". Term shall have the meaning set forth in Section 10.1.

1.69 "TERRITORY". Territory shall mean all of the countries in the world, and their territories and possessions.

1.70 "THIRD PARTY". Third Party shall mean an entity other than (a) MedImmune and its Related Parties, and (b) CTI and its Affiliates.

1.71 "THIRD PARTY LICENSES". Third Party Licenses shall have the meaning set forth in Section 10.3.02(c).

1.72 "UNITED STATES" or "US". United States or US shall mean the United States of America and its territories and possessions, including without limitation the Commonwealth of Puerto Rico and the U.S. Virgin Islands.

1.73 "VALID CLAIM". Valid Claim shall mean a claim (a) of any issued, unexpired United States or foreign patent that shall not have been dedicated to the public, disclaimed, abandoned nor held invalid or unenforceable by a court or other body of competent jurisdiction in an unappealed or unappealable decision, or (b) of any United States or foreign patent application that shall not have been cancelled, withdrawn, abandoned nor been pending for more than five (5) years from the earliest priority date.

2.       JOINT COMMITTEE TO MANAGE DEVELOPMENT

2.1      JOINT DEVELOPMENT COMMITTEE

         The Parties hereby establish a committee to facilitate the Development of Products through the Collaboration as set forth in Article 3 as follows:

2.1.01 COMPOSITION AND AUTHORITY OF THE JOINT DEVELOPMENT COMMITTEE. The Parties' Development efforts shall be conducted under the direction of a Joint Development Committee (the "Committee") comprised of three (3) representatives of MedImmune (including the MedImmune Program Director) and three (3) representatives of CTI (including the CTI Program Director). Each Party shall make its designation of its representatives prior to the Effective Date. These representatives shall have appropriate technical credentials, experience and knowledge, and ongoing familiarity with the Parties' respective efforts in the Development of Products appropriate to the stage of Development of such Products, and each Party may substitute one or more of its representatives, in its sole discretion, effective upon notice to the other Party of such change. The Committee will (i) provide guidance regarding Development of Products, including the review of Product Development plans, (ii) make decisions regarding the Research Plan for the Development of Products for each Indication, and regarding the respective roles of each Party in the Development of Products, (iii) address such other matters as either Party may bring before the Committee, (iv) perform such other tasks and undertake such other responsibilities as may be set forth in this Agreement, and (v) attempt to resolve any disputes relating to this Agreement that may arise between the Parties. MedImmune will provide the Committee with updates as to plans for Commercializing Product to enable CTI to make an informed decision as to the exercise of the co-promotion option granted to CTI pursuant to Section 4.4.02 hereof.

2.1.02 MEETINGS. The Committee shall meet within forty-five (45) days after the Effective Date and, thereafter, at least quarterly during the course of the Collaboration. The Committee shall appoint a chairperson from among its members, which shall be a representative from MedImmune. The chairperson shall be responsible for calling meetings of the Committee and for leading the meetings. Each Party shall have at least one representative in attendance at Committee meetings. Each Party may have in attendance one (1) other non-voting employee, and additional representatives or consultants may from time to time, by mutual consent of the Parties, be invited to attend Committee meetings, subject to such representative's and consultant's written agreement to comply with the requirements of Section 5.1. A Committee member of the Party hosting a meeting of the Committee shall serve as secretary of that meeting. The secretary of the meeting shall prepare and distribute to all members of the Committee minutes of the meeting within thirty (30) days following the meeting to allow adequate review and comment. Such minutes shall provide a description in reasonable detail of the discussions held at the meeting and a list of any actions, decisions or determinations approved by the Committee. Minutes of each Committee meeting shall be approved or disapproved, and revised as necessary, at the next meeting. The location of meetings of the Committee shall alternate between MedImmune's principal place of business and CTI's principal place of business, or as otherwise agreed by the Parties. The Committee may also meet by means of a telephone conference call or videoconference. Either Party may convene a special meeting of the Committee for the purpose of resolving disputes. Each Party shall bear its own expenses related to the attendance at Committee meetings.

2.1.03 DECISIONS. The goal of all decision making shall be to achieve consensus. Each Party (acting through its designated members) shall have one vote on the Committee. Both Parties must vote in the affirmative to allow the Committee to take any action that requires the approval of the Committee. If the Committee is unable to reach agreement on any issue within the scope of its authority within thirty
         (30) days after the issue is first referred to it, such issue will be referred to the Chief Executive Officer of MedImmune and the Chief Executive Officer of CTI. If such officers are unable to reach agreement on any such issue then such issue shall be decided by the Chief Executive Officer of MedImmune. Notwithstanding any other provision of this Article 2.1, no decision shall be made which is inconsistent with the terms of this Agreement or imposes any obligation or burden upon either Party that is outside the scope of this Agreement, and the Committee will not have any power to amend this Agreement. It is understood that if CTI reasonably believes that a decision does not comply with the preceding sentence, CTI shall have the right to submit such issue to dispute resolution under Section 11.6.

2.2      MANAGEMENT OF COLLABORATION

2.2.01 PROJECT LEADERS. MedImmune and CTI each shall appoint a person (a "PROJECT LEADER") to coordinate its part of the Collaboration under the Research Plan. The Project Leaders shall be the primary contacts between the Parties with respect to the Collaboration and shall be responsible to report to the Committee regarding the progress of the Collaboration under the Research Plan. Each Party shall notify the other within thirty (30) days of the date of the Agreement of the appointment of its Project Leader and shall notify the other Party as soon as practicable upon changing this appointment.

2.2.02 PROJECT TEAMS. The Project Leaders shall appoint one or more appropriate teams, in each case consisting of representatives from MedImmune and CTI, to facilitate the conduct of elements of the Collaboration under the Research Plan in the areas set forth in the Research Plan.

3.       COLLABORATION

3.1      GENERAL

         CTI and MedImmune shall engage in the Collaboration upon the terms and conditions set forth in this Agreement. The activities to be undertaken by each Party in the course of Collaboration are set forth in the Research Plan, which may be amended from time to time by the Committee.

3.2      CONDUCT OF COLLABORATION

            (a) The Parties shall prepare and maintain a rolling Research Plan, each of which plans covers three years of research, which shall describe the proposed overall Collaboration for the Product, including without limitation research, pre-clinical studies, toxicology and formulation activities and clinical studies. Such Research Plans shall also include a summary of the estimated costs expected to be incurred in connection with the Collaboration during the covered period and a description of and budget for all activities proposed for such period for the Product and for each indication being pursued. In addition, such Research Plans shall identify the number of research personnel to be used by each Party in performing activities in connection with the Research Plan during the covered period.

            (b) The initial Research Plan for the period beginning on the Effective Date and ending on December 31, 2006 agreed upon by the Parties is attached hereto as Exhibit C. Starting after the first anniversary of the Effective Date, the Research Plan shall be updated annually by the Parties in reasonable consultation with each other by no later than October 1st of each year preceding the year for which the update is being made. The Parties will prepare the proposed annual updates and, in connection therewith, consult with each other regarding the identification, timing and execution of and budget for major tasks and activities required to be performed under the Research Plan. All Research Plans prepared by the Parties after the initial Research Plan shall be submitted to the Committee for approval and upon approval in an amended or unamended form shall become the Research Plan, provided, however, notwithstanding the foregoing or the provisions of Section 2.1.03, any proposed new or amended Research Plan that would, if approved by the Committee, impose any additional FTE or financial obligations on CTI which differs materially from the obligations of CTI set forth in the initial Research Plan shall require the prior written consent of CTI.

            (c) The Research Plan shall allocate between the Parties responsibility for each of the activities described therein. Each Party may subcontract portions of the activities allocated to it under a Research Plan to any of its Affiliates or to a Third Party (such Third Party being referred to herein as a "PERMITTED SUBCONTRACTOR"), provided that (i) the subcontracting Party shall be responsible for the performance of its Permitted Subcontractor and (ii) in the case where CTI is subcontracting, all inventions discovered, made or conceived by each Permitted Subcontractor in the course of the performance of such activities shall be assigned to CTI and licensed to MedImmune as provided under this Agreement.

         The Committee shall coordinate and supervise activities under the Research Plan.

            (d) CTI and MedImmune each shall use Commercially Reasonable Efforts to conduct the Collaboration in accordance with the Research Plan, in a good scientific manner, and in compliance in all material respects with all requirements of applicable laws, rules and regulations and all applicable good laboratory practices to attempt to achieve their objectives efficiently and expeditiously. CTI and MedImmune each shall proceed with the work set out in the Research Plan by using Commercially Reasonable Efforts to accomplish the Collaboration in accordance with the terms of this Agreement and the Research Plan.

3.3      EXCHANGE OF INFORMATION

            (a) Upon execution of this Agreement, and on an ongoing basis during the Term, CTI shall disclose to MedImmune all CTI Know-How, as appropriate, which has not been previously disclosed. In addition, during meetings of the Committee, CTI shall disclose to MedImmune the development, making, conception or reduction to practice of CTI Know-How and CTI Patent Rights.

            (b) MedImmune agrees to provide Information in MedImmune's possession that MedImmune reasonably believes is necessary for CTI to perform CTI's obligations under the Research Plan.

3.4      RECORDS AND REPORTS

3.4.01 RECORDS. CTI and MedImmune shall each maintain records, in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall fully and properly reflect all work done and results achieved in the performance of the Collaboration by such Party.

3.4.02 COPIES AND INSPECTION OF RECORDS. MedImmune shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such records of CTI referred to in Section 3.4.01. Only to the extent that CTI has patent and/or regulatory responsibilities, if any, relating to a Product, and to the extent required therefor, CTI shall have the right, during normal business hours and upon reasonable notice, to inspect and copy all such records of MedImmune referred to in Section 3.4.01. Neither Party shall have the right to review or copy records to the extent that such records contain information that does not relate to the Collaboration. Each Party shall maintain such records of the other Party and the Information disclosed therein in confidence in accordance with Section 5.1. The Parties shall have the right to arrange for its employees and/or consultants involved in the activities contemplated under this Section 3.4.02 to visit the offices and laboratories of the other Party and any of its Third Party contractors during normal business hours and upon reasonable notice, and to discuss the Collaboration work and its results in detail with the technical personnel and consultants of the Parties.

3.4.03 QUARTERLY REPORTS. At each Committee meeting during the Term, each Party shall provide to the other Party a report on the progress of the Collaboration and evaluate the work performed in relation to the Research Plan. Each Party shall provide such other information required by the Collaboration or reasonably requested by the other Party relating to the progress of the goals or performance of the Collaboration under the Research Plan.

3.5      KNOW-HOW AND INVENTIONS

            (a) Inventions and Know-How and the intellectual property rights therein, invented and/or developed by employees of CTI and/or persons obligated to assign Inventions and Know-How to CTI shall be owned by CTI.

            (b) Inventions and Know-How and the intellectual property rights therein, invented and/or developed by employees of MedImmune and/or persons obligated to assign Inventions and Know-How to MedImmune shall be owned by MedImmune.

            (c) Joint Collaboration Inventions and the intellectual property rights therein shall be owned by CTI and MedImmune and except as otherwise set forth in this Agreement either Party shall have the right to exploit, license and enforce such Joint Collaboration Inventions and intellectual property rights therein without the consent of or accounting to other Party.

         The inventorship of any Invention, CTI Collaboration Invention, MedImmune Collaboration Invention or Improvement made during the course of the Collaboration shall be determined in accordance with U.S. patent laws.

3.6      EXCLUSIVE EFFORTS

            (a) For a period starting as of the Effective Date and ending [**] thereafter, MedImmune shall work exclusively with CTI, and CTI shall work exclusively with MedImmune, in efforts to Develop and Commercialize the Products for use in the Field.

            (b) Following the expiration of the [**] period set forth in subsection (a) above, and for the balance of the term of this Agreement, CTI shall work exclusively with MedImmune in efforts to Develop Products for use in the Field.

            (c) Nothing in this Section 3.6 shall prohibit a Party from having a Third Party perform work for a Party as permitted by this Agreement and shall not prohibit either Party from transferring rights to a Third Party in accordance with this Agreement.

3.7      COLLABORATION FUNDING

            (a) Reimbursement of Past Research Expenses. Within ten (10) days of the Effective Date, MedImmune shall pay to CTI the non-refundable amount of [**] dollars ($[**]), reflecting reimbursement for research expenses incurred by CTI prior to the Effective Date.

            (b) Payment for CTI Expenses During Collaboration. Within ten (10) days of the Effective Date, MedImmune shall pay to CTI the non-refundable amount of [**] dollars ($[**]), reflecting research expenses that CTI has committed to incur during the Collaboration in addition to those expenses reimbursed by MedImmune pursuant to Section 3.7(c).

            (c) FTE Funding. MedImmune shall pay to CTI during the Collaboration the FTE Rate for work performed by CTI pursuant to the Research Plan. Such payments shall be made on a Calendar-Quarter basis in arrears, payable thirty
(30) days after receipt by MedImmune of an invoice from CTI, and supporting documentation therefor. Without the prior written approval of MedImmune, MedImmune shall not be obligated to pay CTI for any work performed by or on behalf of CTI other than as set forth in the Research Plan. Notwithstanding anything to the contrary under the Research Plan, MedImmune agrees to fund no less than [**] FTEs for CTI during the first three Calendar Years following the Effective Date, and CTI shall have the right, at its sole discretion, to allocate such FTEs among the first, second and third Calendar Years following the Effective Date provided that no more than [**] FTEs are allocated in any Calendar Year.

3.8 BOOKS AND RECORDS. CTI shall keep and shall cause each of its Affiliates and its and their contractors to keep full and accurate records and books of account containing all particulars that may be necessary for the purpose of calculating FTE Rate to be charged to MedImmune pursuant to this Agreement. Such books of account shall be kept by CTI at its places of business and, with all necessary supporting data shall, for the three (3) years following the end of the Calendar Year to which each shall pertain be open for inspection by an independent certified accountant selected by MedImmune and reasonably acceptable to CTI upon reasonable notice during normal business hours at

         MedImmune's expense for the sole purpose of verifying charges in compliance with this Agreement, but in no event more than once each Calendar Year. All information and data offered shall be used only for the purpose of verifying charges to MedImmune. In the event that such inspection shall indicate that in any Calendar Year the charges which were paid by MedImmune were overstated by at least five percent (5%), then CTI shall pay the cost of the inspection. All underpayments and overpayments are immediately due and payable.

4.       LICENSE; EXCHANGE OF INFORMATION; DEVELOPMENT AND COMMERCIALIZATION

4.1      LICENSE GRANT

            (a) By CTI. CTI hereby grants to MedImmune an exclusive (even as to CTI), royalty-bearing license under CTI Patent Rights and CTI Know-How to make, have made, use, offer to sell, sell and import Product(s) in the Territory for use in the Field.

            (b) Sublicense Rights. MedImmune shall have the right to grant sublicenses relating to the licenses granted in Section 4.1(a) to Third Parties and/or Affiliates. Each such sublicense shall be subject and subordinate to, and consistent with, the terms and conditions of this Agreement, including but not limited to provisions related to confidentiality (Article 5), consequential damages, Development and Commercialization, record-keeping and audit provisions. MedImmune shall remain responsible for the performance of its sublicensees, and shall ensure that any such sublicensees comply with the relevant provisions of this Agreement. MedImmune shall provide CTI with a copy of any sublicense granted pursuant to this Section 4.1(b) within thirty (30) days after the execution thereof. Such copy may be redacted to exclude confidential scientific information, financial information and other information required by a sublicensee to be kept confidential. In the event of a material default by any sublicensee under a sublicense agreement, MedImmune will inform CTI and take such action which in MedImmune's reasonable business judgment will address such default. MedImmune shall not have the right to grant sublicenses except as expressly provided in this Section 4.1(b). In any sublicense, the sublicensee shall agree not to grant any further sublicense in the United States with respect to a Lead Product for the Indication as to which CTI has exercised the co-promotion option under Section 4.4.02(b), unless consented to by CTI which consent shall not be unreasonably withheld.

            (c) Rights Retained by CTI. Any rights of CTI not expressly granted to MedImmune under the provisions of this Agreement shall be retained by CTI, including without limitation, the rights to exploit the CTI Patent Rights and CTI Know-How (i) in the Field in support of the Collaboration; (ii) outside the Field for any purpose, without any duty to account to MedImmune or obtain MedImmune's consent for such exploitation; and (iii) for purposes unrelated to the Product, without any duty to account to MedImmune or obtain MedImmune's consent for such exploitation.

            (d) Collaboration License. MedImmune hereby grants to CTI a non-exclusive, royalty-free license, without the right to grant sublicenses except as expressly contemplated by the Research Plan or otherwise approved in writing by MedImmune, under

MedImmune Collaboration Inventions, MedImmune Know-How, and MedImmune Collaboration Patents to practice (i) MedImmune Know-How provided to CTI, (ii) MedImmune Collaboration Inventions provided to CTI, and (iii) MedImmune Collaboration Patents, in each case, in the course of the Collaboration and solely for the purpose of conducting the activities assigned to CTI under the Research Plan.

            (e) Technology Acquisition Agreements.

                  (i) With respect to Technology Acquisition Agreements entered into by CTI after the Effective Date, CTI agrees that CTI will obtain the right to grant sublicenses thereunder to MedImmune in accordance with Section 4.1.

                  (ii) CTI shall provide MedImmune a complete copy of all Technology Acquisition Agreements.

4.2      COVENANT NOT TO SUE

            (a) In the event the making, having made, use, offer for sale, sale or import by MedImmune of Product(s) would infringe during the term of this Agreement a claim of issued letters patent which CTI Controls and which patent is not covered by the grant in Section 4.1, CTI hereby covenants not to sue MedImmune under such issued letters patent solely for MedImmune to Develop, make, have made, use, sell, offer for sale or import Product(s) in the Territory and in the Field.

            (b) In the event the performance of CTI's obligations under a Research Plan under this Agreement by CTI would infringe during the term of this Agreement a claim of issued letters patent which MedImmune Controls and which patent is not covered by the grant in Section 4.1(d), MedImmune hereby covenants not to sue CTI under such issued letters patent as to CTI's performance of its obligations under a Research Plan under this Agreement.

4.3      SECTION 365(N) OF THE BANKRUPTCY CODE

         All rights and licenses granted under or pursuant to any section of this Agreement are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to "intellectual property" as defined under Section 101(35A) of the U.S. Bankruptcy Code. The Parties shall retain and may fully exercise all of their respective rights and elections under the U.S. Bankruptcy Code. The Parties agree that MedImmune, as a licensee of such rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code, and that upon commencement of a bankruptcy proceeding by or against CTI under the U.S. Bankruptcy Code, MedImmune shall be entitled to a complete duplicate of or complete access to (as MedImmune deems appropriate), any such intellectual property and all embodiments of such intellectual property, provided MedImmune continues to fulfill its payment and/or royalty obligations as specified herein in full. Such intellectual property and all embodiments thereof shall be promptly delivered to MedImmune (i) upon any such commencement of a bankruptcy proceeding upon written request therefor by MedImmune, unless CTI elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under (i) above, upon the rejection of this Agreement by or on behalf of CTI upon written request therefor by MedImmune. The foregoing is without prejudice to any rights MedImmune may have arising under the U.S. Bankruptcy Code or other applicable law.

4.4      DEVELOPMENT

4.4.01   DEVELOPMENT OBLIGATIONS.

            (a) MedImmune agrees to use Commercially Reasonable Efforts to, at its expense, Develop Product for two Major Indications in the United States, and thereafter as set forth in section 4.4.01(e) in Europe and Japan. Either Party may disclose to the Committee all Indications for which it believes scientifically and commercially valid rationales exist for Developing and Commercializing a Product. Such disclosure shall be noted in the Committee meeting minutes. For purposes of this Section 4.4.01(a), "Commercially Reasonable Efforts" shall mean at minimum the following: (i) MedImmune shall Develop at least one Product through the completion of a [**] in accordance with the protocol therefor, and (ii) MedImmune shall Develop a Product for at least two Major Indications through the completion of [**] for two such Major Indications in accordance with the protocols therefor. In the event that after completion of the [**] for two Major Indications in accordance with the protocols therefor, the Committee reasonably determines that further Development and Commercialization of the Product for one of such Major Indications is not warranted based on the results of such [**] and/or market conditions, then MedImmune shall only be obligated to use Commercially Reasonable Efforts to Develop Product for one Major Indication.

            (b) If, in any Calendar Year, MedImmune or its Affiliate and/or a sublicensee and/or a collaborator of MedImmune (including work of CTI under a Research Plan), alone or together, has performed any one of the following with respect to Product for two Major Indications as to which MedImmune has Development obligations under Section 4.4.01(a), then MedImmune shall be deemed to have complied with MedImmune's obligations under Section 4.4.01(a):

                  (i) has expended (A) [**] dollars ($[**]) for Development of a Product until the completion of [**] in the applicable Calendar Year and, thereafter (B) [**] dollars ($[**]) for the Development of a Product for each of the two [**] for a Major Indication in the applicable Calendar Year that MedImmune has an obligation to perform under Section 4.4.01(a);

                  (ii) [**];

                  (iii) [**];

                  (iv) [**];

                  (v) [**];


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
                  (vi) [**];

                  (vii) [**];

                  (viii) [**];

                  (ix) [**];

                  (x) [**].

         If, in a Calendar Year, MedImmune has not met one of Section 4.4.01(b)(i) through (x), the failure to meet such obligation shall not alone establish that MedImmune has not met MedImmune's obligations under Section 4.4.01(a).

            (c) Subject to Section 4.4.01(d), in the event that MedImmune fails to comply with the obligations of Section 4.4.01(a) in any Calendar Year, and MedImmune has not performed at least one of Sections 4.4.01(b)(i) through 4.4.01(b)(x) during such Calendar Year, CTI shall have the right, as its sole and exclusive remedy for MedImmune's failure to comply therewith, to terminate this Agreement by written notice to MedImmune within ninety (90) days after the end of the applicable Calendar Year, unless MedImmune cures such failure prior to the expiration of thirty (30) days after such notice.

            (d) If MedImmune receives a notice under Section 4.4.01(c), MedImmune shall have the right to contest such notice by requesting arbitration under Section 11.6, and if MedImmune requests such arbitration, this Agreement shall be terminated pursuant to Section 4.4.01(c), only if in such arbitration there is a final determination that MedImmune has not met MedImmune's obligation under Section 4.4.01(a) in the applicable Calendar Year and, in addition, in such Calendar Year none of the events of Section 4.4.01(b)(i) through 4.4.01(b)(xi) has occurred.

            (e) It is expressly understood that MedImmune will not be required to perform trials for or seek Regulatory Approval for a Product for an Indication from [**] until MedImmune has obtained Regulatory Approval for such Product for such Indication in the [**]. It is further expressly understood that MedImmune will not be required to perform trials for or seek Regulatory Approval for a Product for an Indication in [**] until MedImmune has obtained Regulatory Approval for such Product for such Indication in the [**] and from [**]. In the event that MedImmune fails to exert Commercially Reasonable Efforts to Develop a Product for an Indication in [**] or [**], then CTI shall have the right to terminate MedImmune's licenses with respect to such Product in [**] or [**] for such Indication, as the case may be by written notice to MedImmune and such licenses shall terminate ninety (90) days thereafter unless such failure is cured.

4.4.02   COMMERCIALIZATION OBLIGATIONS.

            (a) ROW. MedImmune shall have full responsibility for and control of Commercialization of Products for all Indications in ROW.

            (b) United States.

                  (1) In the United States, MedImmune shall have full responsibility for and control of Commercialization of Product(s), for all Indications subject to CTI's Co-Promotion rights set forth below.

                  (2) With regard to Detailing of the Lead Product in the United States, CTI shall have the option to enter into a Co-Promotion Agreement with MedImmune as follows:

                        (i) CTI may exercise the option to enter into a Co-Promotion Agreement with MedImmune for the Lead Product at any time up to the date of payment of the milestone applicable to the commencement of [**] for the first Indication of the Lead Product (the "Primary Option"). In addition, in the event that (A) CTI exercises the Primary Option with respect to the first Indication of the Lead Product, and (B) the [**] for [**], CTI [**] with MedImmune [**]

                        (ii) If CTI elects to exercise either of the options set forth in subsection (i) above, the Parties shall negotiate in good faith regarding the terms of a Co-Promotion Agreement to be entered into at least twelve (12) months prior to the expected Regulatory Approval of the applicable Indication for the Lead Product in the United States, which Co-Promotion Agreement shall in both cases include the provisions set forth on Exhibit A to this Agreement,

                        (iii) In the event that CTI exercises the option granted to CTI under this Section 4.4.02 with respect to co-promotion, as long as such co-promotion rights remain in effect, MedImmune agrees that MedImmune will not grant additional co-promotion rights with respect to Commercialization of such Lead Product in the United States to such an extent that MedImmune is no longer promoting such Lead Product in the United States, without the prior approval of CTI, which approval shall not be unreasonably withheld. The foregoing sentence shall not limit the right of MedImmune to assign this Agreement as permitted under Section 11.2(a) or to grant a sublicense as permitted under Section 4.1.

                        (iv) In the event that there is a Change in Control of CTI before or after CTI exercises the option granted to CTI with respect to co-promotion, MedImmune shall have the right to terminate CTI's co-promotion rights unless, prior to such Change of Control, MedImmune approves such Change of Control, which approval shall not be unreasonably withheld.

                        (v) For the avoidance of doubt, CTI's right to co-promote is for only one Product for only one Indication.

                        (vi) The provisions of 4.4.02(b)(2)(iii), (iv), (v) and
(vii) and (viii), if applicable, shall be included in the Co-Promotion
Agreement.

                        (vii) Upon the exercise of the Primary Option [**], as the case may be, with respect to Lead Product for an Indication, CTI shall reimburse MedImmune for [**] percent ([**]%) of all Development Cost paid by MedImmune after the exercise of the applicable option for Development of such Lead Product for such Indication within thirty (30) days of an invoice therefor, which invoice shall be sent no more often than on a Calendar Quarter basis.

                        (viii) With respect to the [**], CTI shall also reimburse MedImmune the Development Cost [**], which Development Cost are those incurred by MedImmune with respect to Development of such Lead Product for the applicable Indication that was incurred by MedImmune after initiation of a [**] and prior to exercise of such [**] with respect to Development of such Lead Product for such Indication within thirty (30) days of invoice therefor.

4.4.03 PROGRESS REPORTS. Within fifteen (15) days after the end of each Calendar Quarter, each Party shall provide to the other Party a written report summarizing the activities undertaken by such Party during the preceding Calendar Quarter in connection with (a) the Collaboration, and (b) the Development of each Product. In addition, MedImmune shall keep the Development Committee informed of MedImmune's plans for Commercialization of Product.

4.4.04 INSPECTIONS. Each Party shall have the right to arrange for its employees and outside consultants involved in Development of Products to visit the other Party at its offices and laboratories, to discuss the Collaboration and its results in detail and to discuss plans for Commercialization with the technical and business personnel of the other Party, provided that such visits shall be during normal business hours and shall not unreasonably interrupt the operations of the other Party.

5.       CONFIDENTIALITY AND PUBLICATION

5.1      NONDISCLOSURE OBLIGATION

            (a) All Information disclosed by one Party to the other Party hereunder shall be maintained in confidence by the receiving Party and shall not be disclosed to any Third Party or used for any purpose except as set forth herein without the prior written consent of the disclosing Party, for a period of ten (10) years from disclosure of such Information, except to the extent that such Information:

                  (i) is known by receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party's business records;

                  (ii) is or becomes part of the public domain through no fault of the receiving party;

                  (iii) is subsequently disclosed to the receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party;

                  (iv) is developed by the receiving Party independently of Information received from the disclosing Party, as documented by the receiving Party's business records;

                  (v) is disclosed to governmental or other regulatory agencies in order to obtain patents or to gain or maintain approval to conduct clinical trials or to market Product, but such disclosure may be only to the extent reasonably necessary to obtain patents or authorizations; and/or

                  (vi) is deemed necessary by either Party to be disclosed to Related Parties, agents, consultants, and/or other Third Parties for the Development and/or Commercialization of Product(s) and/or in connection with a licensing transaction and/or loan, financing or investment and/or acquisition, merger, consolidation or similar transaction (or for such entities to determine their interest in performing such activities) in each case on the condition that any Third Parties to whom such disclosures are made agree to be bound by the confidentiality and non-use obligations contained this Agreement; provided that the term of confidentiality for such Third Parties shall be no less than ten
(10) years.

            (b) Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving party.

            (c) If a Party is required by judicial or administrative process to disclose Information that is subject to the non-disclosure provisions of this
Section 5.1, such Party shall promptly inform the other Party of the disclosure that is being sought in order to provide the other Party an opportunity to challenge or limit the disclosure obligations. Information that is disclosed by judicial or administrative process shall remain otherwise subject to the confidentiality and non-use provisions of this Section 5.1, and the Party disclosing Information pursuant to law or court order shall take all steps reasonably necessary, including without limitation obtaining an order of confidentiality, to ensure the continued confidential treatment of such Information.

            (d) Except for CTI Know-How that is in the public domain or becomes part of the public domain without breach of the Agreement by CTI, all CTI Know-How licensed to MedImmune under this Agreement shall be maintained in confidence by CTI and shall not be disclosed to a Third Party or used by CTI, with respect to Product in the Field, for any purpose other than (i) for Development of Product under a Research Plan, (ii) in connection with the prosecution, maintenance, enforcement or defense of any CTI Patent Rights, (iii) the Commercialization of the Product pursuant to the Co-Promotion Agreement,
(iv) enforcement of the terms of, this Agreement, or (v) as required by law or any governmental authority. Notwithstanding the foregoing, CTI may disclose CTI Know-How to a Third Party under customary terms of confidentiality and non-use for any purpose other than Development or

Commercialization of Product in the Field including, without limitation, for purposes of any equity or debt financing of CTI.

5.2      PUBLICATION

         MedImmune and CTI each acknowledge the other Party's interest in publishing the results of its research in order to obtain recognition within the scientific community and to advance the state of scientific knowledge. Each Party also recognizes the mutual interest in obtaining valid patent protection and in protecting business interests and trade secret information. Consequently, except for disclosures permitted pursuant to Section 5.1, either Party and its employees wishing to make a publication shall deliver to the other Party a copy of the proposed written publication or an outline of an oral disclosure at least thirty (30) days prior to submission for publication or presentation. The reviewing Party shall have the right (a) to propose modifications to the publication or presentation for patent reasons, trade secret reasons or business reasons or (b) to request a reasonable delay in publication or presentation in order to protect patentable information. If the reviewing Party requests a delay, the publishing Party shall delay submission or presentation for a period of thirty (30) days to enable patent applications protecting each Party's rights in such information to be filed in accordance with Article 9 below. Upon expiration of such thirty (30) days, the publishing Party shall be free to proceed with the publication or presentation. Upon request of the Party seeking publication, the reviewing Party shall consider expediting the time frames set forth in this Section. If the reviewing Party requests modifications to the publication or presentation, the publishing Party shall edit such publication to prevent disclosure of trade secret or proprietary business information prior to submission of the publication or presentation.

5.3      PUBLICITY/USE OF NAMES

         Neither Party shall use the name, trademark, trade name or logo of the other Party or its employees in any publicity or news release relating to this Agreement or its subject matter, without the prior express written permission of the other Party. Neither Party shall disclose the existence or terms of this Agreement except as provided in Section 5.3(a) or (b).

            (a) Either Party shall be permitted to disclose the existence and terms of this Agreement to the extent required, in the reasonable opinion of such Party's legal counsel, to comply with applicable laws, rules or regulations, including without limitation the rules and regulations promulgated by the United States Securities and Exchange Commission or any other governmental agency. Notwithstanding the foregoing, before disclosing this Agreement or any of the terms hereof pursuant to this Section 5.3(a), the Parties will consult with one another on the terms of this Agreement to be redacted in making any such disclosure. If a Party discloses this Agreement or any of the terms hereof in accordance with this Section 5.3(a), such Party agrees, at its own expense, to seek confidential treatment of the portions of this Agreement or such terms, as may be reasonably requested by the other Party.

            (b) Either Party may also disclose the existence and terms of this Agreement to potential acquirors, in connection with a potential consolidation, merger or similar transaction and to existing and potential investors or lenders of such Party, as a part of their due diligence investigations, and/or to potential licensees in each case under a written Agreement to keep the terms of this Agreement confidential and to use such confidential information solely for the purpose permitted pursuant to this
Section 5.3(b).

6.       PAYMENTS; ROYALTIES AND REPORTS

6.1      LICENSING FEE

         Subject to the terms and conditions of this Agreement, for the licenses granted herein by CTI to MedImmune under the patents and patent applications listed on Exhibit B, MedImmune shall pay to CTI the non-refundable amount of [**] dollars ($[**]) on the Effective Date; provided, however, that MedImmune shall have the right to withhold payment to CTI of up to [**] dollars ($[**]) of such $[**] until such time as North Shore Long Island Jewish Research Institute signs and delivers to MedImmune a letter agreement substantially in the form set forth in Exhibit F hereto.

6.2      CTI KNOW-HOW ACCESS FEE

         Subject to the terms and conditions of this Agreement, for the licenses granted herein under the CTI Know-How, MedImmune shall pay to CTI the non-refundable amount of [**] dollars ($[**]) on the Effective Date.

6.3      ROYALTIES

6.3.01   ROYALTIES AND MILESTONES PAYABLE BY MEDIMMUNE BASED ON NET SALES.

            (a) Royalty for Products. MedImmune shall pay to CTI royalties on Net Sales of each Product in the amounts set forth below:

         Annual worldwide Net Sales up to $[**]                            [**]%

         Increment of annual worldwide Net Sales between $[**] and $[**]   [**]%

         Increment of annual worldwide Net Sales over $[**]                [**]%

         For example, if Net Sales in a Calendar Year equaled $[**], royalties would be calculated as follows: (x) [**]% of $[**] ($[**]), (y) [**]% of $[**]
($[**]), and (z) [**]% of $[**] ($[**]), for a total of $[**].

            (b) Royalty for Non-Patented Products. In the event that a Product is sold in a country and the use or sale of such Product in such country and the manufacture of such Product in the country where manufactured is not covered by a Valid Claim of any CTI Patent Right, MedImmune Royalty Patent or Joint Collaboration Patent, then the royalty rate set forth in Section 6.3.01(a) for such Product in such country shall be [**] percent ([**]%) and such [**] royalty rate shall be paid for the time period specified in Section 6.3.01(d).

            (c) Royalty Reduction for Competition. If (i) any Product is sold by a Third Party(ies) in a country in a Calendar Quarter, (ii) the making, using and selling of such Product in such country is not covered by a Valid Claim of any CTI Patent Right, MedImmune Royalty Patent or Joint Collaboration Patent in such country and (iii) the unit sales of such Product in such country in such Calendar Quarter are at least [**] percent ([**]%) of the unit sales of Product by MedImmune, its Affiliates and sublicensees, in the aggregate in such country in such Calendar Quarter, then [**] shall be payable with respect to sales of Product by MedImmune, its Affiliates and sublicensees during such Calendar Quarter in such country.

            (d) Payment of Royalties. Royalties on each Product at the rates set forth above shall be effective as of the date of First Commercial Sale of Product in a country and shall continue until the later of: (i) the expiration of the last Valid Claim of a CTI Patent Right, MedImmune Royalty Patent or a Joint Collaboration Patent covering such Product in such country or (ii) the tenth (10th) anniversary of the First Commercial Sale of the first Product in such country, after which time there is no further royalty obligations with respect to Product in such country, subject to the following conditions:

                  (i) that only one royalty shall be due with respect to the same unit of Product;

                  (ii) that no royalties shall be due upon the sale or other transfer among MedImmune or its Related Parties, but in such cases the royalty shall be due and calculated upon MedImmune's or its Related Party's Net Sales to the first independent Third Party; and

                  (iii) no royalties shall accrue on the disposition of Product in reasonable quantities by MedImmune or its Related Parties as samples (promotion or otherwise) or as donations (for example, to non-profit institutions or government agencies for a non-commercial purpose).

         For the avoidance of doubt no royalty is due on any Product in any country under Section 6.3.01 (b) beyond the tenth (10th) anniversary of the First Commercial Sale of the first Product that is sold in such country.

            (e) Milestones for Net Sales. MedImmune shall pay the following amounts to CTI upon achieving the indicated Net Sales for Products in a Calendar
Year:

            1st Calendar Year that Net Sales are greater than $[**]        $[**]

            1st Calendar Year that Net Sales are greater than $[**]        $[**]

            1st Calendar Year that Net Sales are greater than $[**]        $[**]

         More than one of the foregoing milestones would be payable if multiple triggers are achieved in a given Calendar Year. For example, if in 2009, Net Sales are $[**] and in 2010 Net Sales are $[**], then $[**] in milestones shall be payable based on 2010 Net Sales. Each Net Sales milestone shall be payable only once. [**] percent ([**]%) of each Net Sales milestone shall be creditable against royalties due for any Calendar Year. For the purposes of clarity, Net Sales as used in this Section 6.3.01(e) shall include all sales of all Products in the Territory for all Indications.

6.3.02 THIRD PARTY LICENSES. In the event that MedImmune or its Related Parties are obligated to pay royalties to a Third Party in order to make, have made, use, offer to sell, sell or import Product(s) in a country (hereinafter "Third Party Patent Licenses"), [**] percent ([**]%) of the consideration actually paid under such Third Party Patent Licenses by MedImmune or its Related Parties for sale of such Product in such country for a Calendar Quarter shall be creditable against the royalty payments due CTI by MedImmune with respect to the sale of such Product in such country.

6.3.03 LIMIT ON ROYALTY [**]. In the event that amounts are creditable against royalties to be paid under Section 6.3.01(a) or Section 6.3.01(b) in a Calendar Quarter, notwithstanding anything to the contrary in this Agreement, in no event shall the royalty payment in any Calendar Quarter under Section 6.3.01(a) be [**] to less than [**] percent ([**]%) of Net Sales or under Section 6.3.01(b) be [**] to less than [**] percent ([**]%) of Net Sales, with any credits that are not used due to the foregoing limitations being carried forward to future Calendar Quarters; provided, however, that in the event a Technology Acquisition Agreement is terminated and MedImmune secures a license to the subject matter thereof and MedImmune incurs payments with respect to said license and/or MedImmune, makes a payment under a Technology Acquisition Agreement on behalf of CTI, then any of such payments shall be fully creditable against royalty and/or milestone payments owed by MedImmune to CTI under this Agreement until MedImmune is reimbursed therefor, and if applied to royalties, such credit shall be applied after any other credits against royalties in a Calendar Quarter and without the limitation [**] of this Section 6.3.03.

6.3.04 THIRD PARTY ROYALTIES OF CTI. Except as otherwise expressly agreed by the Parties in a Research Plan, CTI shall be responsible for making all payments and royalties that are owed under any Technology Acquisition Agreement.

6.4      REPORTS; PAYMENT OF ROYALTY

         During the term of the Agreement following the First Commercial Sale of a Product, and on a country-by-country basis, MedImmune shall furnish to CTI a quarterly written report for the Calendar Quarter showing the Net Sales of all Products subject to royalty payments sold by MedImmune and its Related Parties in the Territory during the reporting period and the royalties payable under this Agreement. Reports shall be due on the forty-fifth (45th) day following the close of each Calendar Quarter. Royalties shown to have accrued by each royalty report shall be due and payable on the date such royally report is due. MedImmune shall keep complete and accurate records in sufficient detail to enable the royalties payable hereunder to be determined.

6.5      AUDITS

            (a) Upon the written request of CTI and not more than once in each Calendar Year, MedImmune shall permit an independent certified public accounting firm of nationally recognized standing selected by CTI and reasonably acceptable to MedImmune, at CTI's expense, to have access during normal business hours to such of the records of MedImmune as may be reasonably necessary to verify the accuracy of the royalty reports hereunder for any Calendar Year ending not more than thirty-six (36) months prior to the date of such request. The accounting firm shall disclose to CTI and MedImmune only whether the royalty reports are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to CTI.

            (b) If such accounting firm identifies a discrepancy made during such period, the appropriate Party shall pay the other Party the amount of the discrepancy within thirty (30) days of the date CTI delivers to MedImmune such accounting firm's written report so concluding, or as otherwise agreed upon by the Parties. The fees charged by such accounting firm shall be paid by CTI unless the underpayment exceeded five percent (5%) of the royalty owed by MedImmune to CTI for such Calendar Year, in which case, MedImmune shall pay to CTI the fees charged by such accounting firm.

            (c) MedImmune shall include in each sublicense granted by it pursuant to this Agreement a provision requiring the sublicensee to make reports to MedImmune, to keep and maintain records of sales made pursuant to such sublicense and to grant access to such records by CTI's independent accountant to the same extent required of MedImmune under this Agreement.

            (d) Upon the expiration of thirty-six (36) months following the end of any year, the calculation of royalties payable with respect to such year shall be binding and conclusive upon CTI, and MedImmune and its Related Parties shall be released from any liability or accountability with respect to royalties for such year.

            (e) CTI shall treat all financial information subject to review under this Section 6.4 under any sublicense agreement in accordance with the confidentiality and non-use provisions of this Agreement, and shall cause its accounting firm to enter into an acceptable confidentiality agreement with MedImmune and/or its Related Parties obligating it to retain all such information in confidence pursuant to such confidentiality agreement.

6.6      MILESTONE PAYMENTS

6.6.01 MILESTONES PAYMENTS FOR THE [**] FOR PRODUCTS. Subject to the terms and conditions in this Agreement, MedImmune shall pay to CTI the following non-refundable milestone payments with regard to the Development of Products for the [**]:

         (a)      [**];                                          $[**]

         (b)      [**]                                           $[**]

         (c)      [**]                                           $[**]

         (d)      [**];                                          $[**]

         (e)      [**];                                          $[**]

         (f)      [**];                                          $[**]

         (g)      [**];                                          $[**]

         (h)      [**].                                          $[**]

6.6.02 MILESTONES PAYMENTS FOR UP TO [**] FOR PRODUCTS. Subject to the terms and conditions in this Agreement, MedImmune shall pay to CTI the following non-refundable milestone payments with regard to the research and Development of a Product for up to [**]for such Product:

                                                [**]          [**]         [**]
         (a)      [**]:                         $[**]         $[**]        $[**]

         (b)      [**]:                         $[**]         $[**]        $[**]

         (c)      [**]:                         $[**]         $[**]        $[**]

         (d)      [**]:                         $[**]         $[**]        $[**]

         (e)      [**]:                         $[**]         $[**]        $[**]

6.6.03   CREDITING OF MILESTONES. Each of the milestones set forth in Sections
         6.6.01 and 6.6.02, shall be payable only once, and [**] percent ([**]%) of each such milestone shall be creditable against future royalty payments for the Product to which such milestone payment pertains.

6.6.04 PAYMENT OF MILESTONES. MedImmune shall notify CTI in writing within forty-five (45) days upon the achievement of each milestone, and shall make the appropriate milestone payment within forty-five (45) days of the achievement of such milestone. The milestone payment shall be payable only upon the initial achievement of such milestone, and no amounts shall be due hereunder for subsequent or repeated achievement of such milestone.

6.6.05 [**] Beginning on August 1, 2006 and each August 1st thereafter, in the event that MedImmune does not make the following payments to CTI, upon written notice to MedImmune, CTI shall have the right to terminate the licenses granted to MedImmune under Section 4.1 [**], which termination shall take effect thirty (30) days after receipt of such written notice, unless MedImmune makes the applicable payment prior to expiration of such thirty (30) day period.

         August 1, 2006                          $[**]

         August 1, 2007                          $[**]

         August 1, 2008                          $[**]

         August 1, 2009 and each                 $[**]

         August 1 thereafter

6.7      PAYMENT EXCHANGE RATE

         All payments to be made by MedImmune to CTI under this Agreement shall be made in United States dollars and may be paid by check made to the order of CTI or bank wire transfer in immediately available funds to such bank account in the United States designated in writing by CTI from time to time. In the case of sales outside the United States, the rate of exchange to be used in computing the amount of currency equivalent in United States dollars due CTI shall be made at the rate of exchange published in The Wall Street Journal for the business day closest to the end of the applicable Calendar Quarter.

6.8      INCOME TAX WITHHOLDING

         If laws, rules or regulations require withholding of income taxes or other taxes imposed upon payments set forth in this Article 6, MedImmune shall make such withholding payments as required and subtract such withholding payments from the payments set forth in this Article 6. MedImmune shall submit original receipts or other appropriate proof of payment of the withholding taxes to CTI within a reasonable period of time and which are sufficient to allow CTI to document such tax withholdings adequately for purposes of claiming foreign tax credits and similar benefits.

7.       REPRESENTATIONS AND WARRANTIES

7.1      REPRESENTATIONS AND WARRANTIES OF CTI

         CTI represents and warrants to MedImmune that as of the Effective Date:

            (a) to the best of CTI's knowledge, the CTI Patent Rights exist and are not invalid or unenforceable, in whole or in part;

            (b) it has the full right, power and authority to enter into this Agreement, to perform the Collaboration and to grant the licenses granted under
Article 4 hereof;

            (c) it has not previously assigned, transferred, conveyed or otherwise encumbered its right, title and interest in CTI Patent Rights or CTI Know-How inside or outside the Field;

            (d) to the best of CTI's knowledge, the CTI Patent Rights and CTI Know-How are Controlled by CTI, and free and clear of any liens, charges and encumbrances;

            (e) to the best of CTI's knowledge, the exercise of the license granted to MedImmune under the CTI Patent Rights and CTI Know-How, including without limitation the Development and Commercialization of Products, do not interfere with or infringe any intellectual property rights owned or possessed by any Third Party;

            (f) there are no claims, judgments or settlements against or owed by CTI or pending or threatened claims or litigation relating to the CTI Patent Rights and CTI Know-How;

            (g) CTI has disclosed to MedImmune all reasonably relevant information regarding the CTI Patent Rights and CTI Know-How licensed under this Agreement, including without limitation all patent opinions obtained by CTI related thereto;

            (h) all necessary consents, approvals and authorizations of all government authorities and other persons required to be obtained by CTI in connection with the execution, delivery and performance of this Agreement have been or shall be obtained;

            (i) CTI owns all right, title and interest in and to the Patents of Exhibit B;

            (j) The Patents of Exhibit E are licensed to CTI under the Technology Acquisition Agreements of Exhibit D and the Patents of Exhibit E have been validly sublicensed to MedImmune in the Territory under this Agreement;

            (k) prior to the Effective Date, it has provided to MedImmune access to all material information and data in CTI's possession and control regarding the safety and efficacy of Product and has disclosed to MedImmune all such information that, to CTI's knowledge, is material to the activities contemplated hereunder and that, to CTI's knowledge, such information and data is correct in all material respects;

            (l) as of the Effective Date, it has not received any written claim from a Third Party (nor has a Third Party to the knowledge of CTI expressly threatened such a claim) asserting the invalidity, unenforceability or misuse of any Patent Rights; and

            (m) as of the Effective Date, (i) all the agreements as to which CTI is a party with respect to CTI Know-How and CTI Patents Rights are listed in Exhibit D, (ii) such agreements are in full force and effect and that valid and effective sublicenses thereunder have been granted to MedImmune pursuant to this Agreement, (iii) to the knowledge of CTI, no Party to any such agreement is in breach thereof, and (iv) to the knowledge of CTI, no Party to any such agreement has notified any other party thereto of any breach thereof.

7.2      REPRESENTATIONS AND WARRANTIES OF MEDIMMUNE

         MedImmune represents and warrants to CTI that as of the Effective Date:

            (a) it has the full right, power and authority to enter into this Agreement and to fulfill its obligations hereunder; and

            (b) all necessary consents, approvals and authorizations of all government authorities and other persons required to be obtained by MedImmune in connection with the execution, delivery and performance of this Agreement have been or shall be obtained.

7.3      NO WARRANTIES

         EXCEPT AS OTHERWISE EXPRESSLY SET FORTH HEREIN, THE PARTIES MAKE NO REPRESENTATIONS AND EXTEND NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, AND PARTICULARLY THAT THE PRODUCT(S) WILL BE SUCCESSFULLY DEVELOPED HEREUNDER, AND IF PRODUCT(S) ARE DEVELOPED, WITH RESPECT TO SUCH PRODUCT(S), THE PARTIES DISCLAIM ALL IMPLIED WARRANTIES OF TITLE, NON-INFRINGEMENT, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

7.4      MEDIMMUNE INDEMNIFICATION

         MedImmune agrees to defend CTI and its Affiliates at its cost and expense, and will indemnify and hold CTI and its Affiliates and their respective directors, officers, employees and agents (the "CTI INDEMNIFIED PARTIES") harmless from and against any losses, costs, damages, fees or expenses arising out of any Third Party claim relating to personal injury or death from the Development, manufacture, use, sale or other disposition of the Product(s) by MedImmune and/or its Affiliates, sublicensees or collaborators (other than CTI). In the event of any such claim against the CTI Indemnified Parties by any Third Party, CTI shall promptly notify MedImmune in writing of the claim and MedImmune shall manage and control, at its sole expense, the defense of the claim and its settlement. The CTI Indemnified Parties shall cooperate with MedImmune and may, at their option and expense, be represented in any such action or proceeding, however, MedImmune shall have sole control of such action or proceeding. MedImmune shall not be liable for any litigation costs or expenses incurred by the CTI Indemnified Parties without MedImmune's prior written authorization. In addition, MedImmune shall not be responsible for the indemnification of any CTI Indemnified Party arising from any negligent or intentional acts by such CTI Indemnified Party, or as the result of any settlement or compromise by the CTI Indemnified Parties without MedImmune's prior written consent.

7.5      NO CONSEQUENTIAL DAMAGES

         NEITHER PARTY HERETO WILL BE LIABLE FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, MULTIPLE OR OTHER INDIRECT DAMAGES ARISING OUT OF THIS AGREEMENT OR THE EXERCISE OF ITS RIGHTS HEREUNDER, OR FOR LOSS OF PROFITS, LOSS OF DATA OR LOSS OF USE DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT WHETHER BASED UPON WARRANTY, CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, REGARDLESS OF ANY NOTICE OF SUCH DAMAGES. NOTHING IN THIS SECTION 7.5 IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF EITHER PARTY UNDER THIS AGREEMENT.


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
7.6 ADDITIONAL COVENANTS. CTI hereby covenants and agrees that: (i) it will not consent to any amendment or modification or termination of any agreement of Exhibit D that would adversely affect the licenses granted to MedImmune hereunder without the written permission of MedImmune;
         (ii) it will perform its contractual obligations as necessary to keep any such agreement in full force and effect during the respective terms thereof; (iii) it will not assign any such agreement without the written consent of MedImmune (which consent will not be unreasonably withheld), except that such consent will not be required for assignment in connection with the transfer or sale of all or substantially all of its business, or in the event of its merger, consolidation, change in control or similar transaction, (x) provided that such assignment is subject to this Agreement and (y) such assignment does not adversely affect any such agreement or MedImmune rights thereunder; and (iv) it will promptly advise MedImmune of any notice of a breach or intent to terminate any such agreement that is received, and to the extent permitted under the such agreement, MedImmune will have the right but not the obligation to cure any such breach.

8.       REGULATORY AFFAIRS

8.1      NDA

8.1.01 MedImmune will be responsible for regulatory filings and regulatory compliance activities, and shall own the IND, BLA, and/or NDA for Products in the Territory.

8.2      REGULATORY COMPLIANCE

         MedImmune shall, within the time permitted under applicable regulations, file or cause to be filed with the FDA, all notices, assignments, documents and/or other materials required by the laws of the United States to be filed in connection with such Product. MedImmune shall be responsible for developing United States Product labeling (including without limitation NDC numbers), package inserts, imprinting and packaging data as appropriate, for the Product. MedImmune shall be responsible for all United States regulatory compliance activities with respect to such Product. CTI shall provide any information and assistance requested by MedImmune for any regulatory filing, Product labeling development, and all regulatory compliance activities with respect to such Product. CTI agrees that because of the time constraints associated with such filings, Product label development and regulatory compliance activities that time is of the essence with regard to these matters and will take all steps necessary to respond to MedImmune in a timely manner.

8.3      MEDICAL INQUIRIES

8.3.01 MedImmune shall respond to questions and inquiries relating to the Product raised by health care professionals and customers in the United States, and will establish and implement effective procedures and mechanisms for responding to such questions and inquiries.

8.3.02 MedImmune shall assume all responsibility for all correspondence and communication with physicians and other health care professionals in the United States relating to the Product. MedImmune shall keep such records and make such reports as shall be reasonably necessary to document such communications in compliance with all applicable regulatory requirements. CTI shall refer all questions regarding the Products to MedImmune in a timely manner.

8.4      REGULATORY REPORTING

         MedImmune shall have full responsibility for completing and filing the annual report and all other required reports in the United States for the Product, and if CTI has any sales or marketing responsibility in the United States for such Product, MedImmune shall promptly send to CTI a copy of each annual report for the BLA, NDA and the IND, and any other filing in connection with the BLA, NDA or the IND, and any changes made to the product circular or product label for the Product.

8.5      ADVERSE EXPERIENCE AND REACTION REPORTING

         Effective upon the obtaining of Regulatory Approval for a Product, and as long as an NDA or BLA for the Product is active with any Regulatory Authority in the Territory, CTI and MedImmune shall be responsible for reporting adverse experiences and reactions with respect to the Product in conformance with all applicable laws, rules and regulations. Each of CTI and MedImmune shall send to the other, throughout such period, copies of all such adverse experience or reaction reports, with all Serious and Unexpected adverse experiences (and relevant government reporting forms) sent to the other party within five (5) calendar days of such Party's receipt, and all adverse experiences or reactions other than Serious or Unexpected adverse experiences (and relevant government reporting forms) sent to the other party within 30 calendar days after such Party's receipt. Not later than the achievement of the milestone set forth in
Section 6.6.01(d) or (e) (whichever is earlier), MedImmune and CTI will meet and develop mutually acceptable pharmacovigilance procedures to allow both parties to comply with applicable regulations and orders of regulatory authorities.

9.       PATENT PROVISIONS

9.1      FILING, PROSECUTION AND MAINTENANCE OF PATENTS

            (a) CTI Patent Rights. CTI shall have the exclusive right and option (subject to the provisions of Section 9.1(d)) to file and prosecute any patent applications and maintain any patents included in the CTI Patent Rights licensed to MedImmune under this Agreement, upon appropriate consultation with MedImmune, including an opportunity to review and comment on any papers to be filed in any patent office prior to their submission. CTI will consider and take into account all such comments. With respect to CTI Patent Rights, CTI will provide to MedImmune all documents that relate to patent filing, prosecution and maintenance, including, but not limited to, each patent application, office action, response to office action, request for terminal disclaimer, and request for reissue or reexamination or extension of any patent issuing from such application sufficiently prior to the filing of such application, response or request to allow for review and comment by MedImmune. CTI shall promptly give notice to MedImmune of the allowance, grant, lapse, revocation, surrender, invalidation or abandonment of any CTI Patent Rights licensed to MedImmune for which CTI is responsible for the filing, prosecution and maintenance. If CTI declines to file and prosecute any such patent application or maintain any such patents covering any CTI Patent Rights licensed to MedImmune under their Agreement, it shall give MedImmune reasonable notice to this effect and thereafter MedImmune may, upon written notice to CTI, file and prosecute such patent applications and maintain such patents in CTI's name. For patents and patent applications within the CTI Patent Rights licensed to MedImmune but not owned by CTI, CTI will use reasonable efforts to arrange the same rights for MedImmune with the owners of such patents and patent applications.

            (b) Joint Information and Inventions. The respective patent counsels for the Parties shall jointly agree upon a mutually acceptable outside law firm to file and prosecute any Joint Collaboration Patents. All costs associated with filing, prosecuting and maintaining such patent applications and patents shall be shared equally by the Parties. CTI and MedImmune shall each have an opportunity to review and comment on any papers to be filed in any patent office prior to their submission.

            (c) MedImmune Information and Inventions. MedImmune shall have the exclusive right and option to file and prosecute any patent applications and to maintain any patents covering MedImmune Collaboration Inventions, at MedImmune's expense.

            (d) Expenses. Fifty percent (50%) of all out-of-pocket costs, after the Effective Date associated with filing, prosecuting and maintaining the CTI Patent Rights shall by borne by MedImmune, with the other fifty percent (50%) being paid by CTI. MedImmune's share of such payments shall be reimbursed to CTI within thirty (30) days after invoice therefore.

9.2      INTERFERENCE, OPPOSITION, REEXAMINATION AND REISSUE

            (a) CTI shall, within ten (10) days of learning of such event, inform MedImmune of any request for, or filing or declaration of, any interference, opposition, or reexamination relating to CTI Patent Rights. MedImmune and CTI shall thereafter consult and cooperate fully to determine a course of action with respect to any such proceeding. MedImmune shall have the right to review and approve any submission to be made in connection with such proceeding, which approval shall not be unreasonably withheld or delayed; provided, however, that in case of a disagreement between CTI and MedImmune, CTI shall have the right to control the course of action with respect to such proceeding.

            (b) Neither Party shall initiate any reexamination, interference or reissue proceeding relating to CTI Patent Rights without the prior written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

            (c) In connection with any interference, opposition, reissue, or reexamination proceeding relating to CTI Patent Rights, MedImmune and CTI will cooperate fully and will provide each other with any information or assistance that either may reasonably request. CTI shall keep MedImmune informed of developments in any such action or proceeding, including, to the extent permissible by law, consultation and approval of any settlement (which approval shall not be unreasonably withheld or delayed), the status of any settlement negotiations and the terms of any offer related thereto.

            (d) CTI and MedImmune shall equally share the expense of any interference, opposition, reexamination, or reissue proceeding relating to CTI Patent Rights, and MedImmune shall reimburse CTI for its share of any such expenses within thirty (30) days following receipt of an invoice for such expenses.

9.3      ENFORCEMENT AND DEFENSE

            (a) CTI shall give MedImmune notice of either (i) any infringement of CTI Patent Rights, or (ii) any misappropriation or misuse of CTI Know-How, that comes to CTI's attention.

            (b) With respect to the alleged infringement by a Third Party of CTI Patent Rights or misappropriation or misuse of CTI Know-How (individually and collectively "Licensed Technology") by making, using, selling, importing or offering for sale a Product, subject to the rights of any licensor of Licensed Technology under agreements with CTI, MedImmune will have the first right (but not the obligation) to bring any infringement action or proceeding within the Territory, at the cost and expense of MedImmune, by counsel of its own choice. CTI will have the right, at its own cost and expense, to be represented in any such action by counsel of its own choice, but MedImmune shall control such action. If MedImmune fails to bring such an action in the Territory within one-hundred and eighty (180) days of written notice thereof from CTI to MedImmune, then CTI will have the right to bring such action at the cost and expense of CTI with counsel selected by CTI. MedImmune, at its cost and expense, will have the right to be represented by counsel in any such action brought by CTI.

            (c) For any action to terminate any infringement of CTI Patent Rights or any misappropriation or misuse of CTI Know-How, in the event that MedImmune is unable to initiate or prosecute such action solely in its own name, CTI will join such action voluntarily and will execute and cause its Affiliates (and to the extent that CTI has the right to require a licensor to do so, its licensors under applicable Technology Acquisition Agreements) to execute all documents necessary for MedImmune to initiate litigation to prosecute and maintain such action. In connection with any action, MedImmune and CTI will cooperate fully and will provide each other with any information or assistance that either may reasonably request. The Party initially bringing the action will have the right to control such action, including the settlement thereof, provided, however, that neither Party shall settle or compromise any claim or proceeding that adversely affects the validity or enforceability of CTI Patent Rights unless agreed to in writing by both Parties, which consent shall not be unreasonably withheld. Any damages or other monetary awards recovered pursuant to any suit, proceeding or other legal action taken under this Section 9.3 will be allocated first to the costs and expenses of the Party initially bringing suit, and second to the costs and expenses (if any) of the other Party that were authorized by the Party bringing the suit, with any remaining amounts (if any) to be allocated to the Party bringing suit and if the amount is allocated to MedImmune, such amount will be Net Sales subject to royalty under this Agreement.

            (d) CTI shall inform MedImmune of any certification regarding any CTI Patent Rights it has received pursuant to either 21 U.S.C.
Sections 355(b)(2)(A)(iv) or (j)(2)(A)(vii)(IV) or its successor provisions or any similar provisions in a country in the Territory other than the United States and shall provide MedImmune with a copy of such certification within ten
(10) business days of receipt. CTI's and MedImmune's rights with respect to the initiation and prosecution of any legal action as a result of such certification or any recovery obtained as a result of such legal action shall be as defined in Sections 9.3(a)-(d) hereof; provided, however, that CTI shall exercise its first right to initiate and prosecute any action and shall inform MedImmune of such decision within ten (10) business days of receipt of the certification, after which time MedImmune shall have the right to initiate and prosecute such action.

9.4      PATENT TERM RESTORATION

         The Parties hereto shall cooperate with each other in obtaining patent term restoration or supplemental protection certificates or their equivalents in any country in the Territory where applicable to CTI Patent Rights. In the event that elections with respect to obtaining such patent term restoration are to be made, MedImmune shall have the right to make a good faith election and CTI agrees to abide by such election. In the event that MedImmune does not promptly make an election of a patent for patent term restoration, CTI shall have the right to make a good faith election of the patent and MedImmune agrees to abide by such election.

10.      TERM AND TERMINATION

10.1     TERM AND EXPIRATION

         This term of this Agreement shall be effective as of the Effective Date and unless terminated earlier pursuant to Sections 10.2 or 10.3 below, this Agreement shall continue in effect until the earlier of fifty (50) years or expiration of all royalty obligations hereunder (the "Term"). Upon expiration of this Agreement, MedImmune's licenses pursuant to Section 4.1 and 4.2 shall become fully paid-up, perpetual licenses.

10.2     TERMINATION BY MEDIMMUNE

         Notwithstanding anything contained herein to the contrary, MedImmune shall have the right to terminate this Agreement at any time in its sole discretion by giving six (6) months' advance written notice to CTI. Not later than thirty (30) days after the date of such termination, each Party shall return or cause to be returned to the other Party all Information in tangible form received from the other Party and all copies thereof, except that each party may retain one copy in its confidential files for records purposes. In the event of termination under this Section 10.2: (i) each Party shall pay all amounts then due and owing up to and including the termination date; and (ii) except for the surviving provisions set forth in Section 10.4 hereof, the rights and obligations of the Parties hereunder shall terminate as of the date of such termination.

10.3     TERMINATION FOR CAUSE

         In addition to the termination provisions of Sections 4.4.01 and 10.2, this Agreement may be terminated at any time during the term of this Agreement upon written notice by either Party if the other Party is in breach of its payment obligations or in material breach of its obligations under Section 7.4 and has not cured such breach within ninety (90) days after notice requesting cure of the breach (other than for non-payment which must be cured within forty-five (45) days); provided, however, in the event of a good faith dispute with respect to the existence of a breach, the ninety (90) day or forty-five
(45) day cure period shall be tolled until such time as the dispute is resolved pursuant to Section 11.6 hereof.

10.4     EFFECT OF TERMINATION

            (a) If MedImmune terminates this Agreement under Section 10.3, at MedImmune's option, MedImmune's licenses pursuant to Sections 4.1 and 4.2 shall become perpetual licenses; provided, however, MedImmune shall continue to fulfill MedImmune's payment and/or royalty obligations as specified herein, and provided, further, MedImmune may reduce such payment and/or royalty obligations by the amount of monetary damage suffered by MedImmune as a direct result of CTI's breach of this Agreement; and CTI shall, within thirty (30) days after such termination, return or cause to be returned to MedImmune all Information in tangible form, and all substances or compositions delivered or provided by MedImmune, as well as any other material provided by MedImmune in any medium.

            (b) In the event that this Agreement is terminated by MedImmune under Section 10.2 or by CTI under Section 4.4.01(c) or Section 10.3, then: (i) in the event that MedImmune is manufacturing Product for the purposes of clinical trials and/or for Commercializing Product, then for a period of [**] from the date of termination, MedImmune will supply such Product to CTI under a supply agreement to be negotiated in good faith between the Parties at a price of [**]; (ii) MedImmune shall transfer possession of MedImmune Know-How including, without limitation, all governmental or regulatory correspondence, conversation logs, filings and approvals (including Regulatory Approvals) relating to the Product, and all data, reports, records and materials in MedImmune's possession or control relating to the Product, to CTI for use by CTI only with respect to Product for use in the Field; (iii) MedImmune grants to CTI a non-exclusive royalty bearing license under MedImmune Collaboration Inventions and MedImmune Know-How as well as the process technology provided under Part
(iv) of this Section 10.3.02(b) to make, have made, use, sell, offer to sell and import Product for use in the Field; (iv) MedImmune will provide CTI with the information and data Controlled by MedImmune that exists at such time that are relevant to and would be required to manufacture Product by the Manufacturing Process, as well as the cell line used for producing Product by such Manufacturing Process. At the option of MedImmune in lieu of providing CTI with existing recipes for the cell culture media and nutrient feeds used in the Manufacturing Process, MedImmune itself or though a Third Party may provide CTI at cost with such cell culture media or nutrient feeds. CTI will not, directly or indirectly, take any steps to ascertain the recipe of any such cell culture media and nutrient feeds provided by MedImmune. MedImmune will provide to CTI, or at the discretion of MedImmune to the applicable regulatory agencies, all necessary CMC documentation relating to such cell culture media and nutrient feeds required for regulatory filings for the Product. CTI shall have the right to use such process technology only with respect to Product for use in the Field and shall not disclose or transfer such process technology to a Third Party other than a Third Party that is manufacturing Product for CTI, provided that prior to such disclosure or transfer, such Third Party enters into a confidentiality and non-use agreement with MedImmune.

            (c) Following termination of this Agreement as set forth in the first sentence of Section 10.4(b), and subject to MedImmune's compliance with the terms of such section, CTI agrees to pay to MedImmune a royalty of [**]percent ([**]%) of net sales (calculated in the same manner as Net Sales) of Product sold by CTI, its Affiliates and their sublicensees on a Product-by-Product and country-by-country basis beginning on First Commercial Sale of Product by CTI, its Affiliates or sublicensees in a country and ending ten (10) years thereafter. Notwithstanding the foregoing, in the event that CTI or its Affiliates or sublicensees is obligated to pay royalties to a Third Party in order to practice the MedImmune Know-How or MedImmune Collaboration Patents in a country (hereinafter "Third Party Licenses"), [**] percent ([**]%) of the consideration actually paid under such Third Party Licenses by CTI or its Affiliates or sublicensees for the practice of such MedImmune Know-How or MedImmune Collaboration Patents in such country for a Calendar Quarter shall be creditable against the royalty payments due MedImmune by CTI hereunder in such country; provided, however, that in no event shall the royalties owed by CTI to MedImmune for such Calendar Quarter in such country be reduced to less than an amount equal to a [**]% royalty on net sales (calculated in the same manner as Net Sales) for such Calendar Quarter; and, provided, further, that any credit not used in a Calendar Quarter due to such limitation may be carried forward to future Calendar Quarters. Notwithstanding anything to the contrary in the foregoing, if (i) any Product is sold by a Third Party(ies) in a country in a Calendar Quarter, (ii) the making, using and selling of such Product in such country is not covered by a Valid Claim of any CTI Patent Right, MedImmune Collaboration Patent or Joint Collaboration Patent in such country, and (iii) the unit sales of such Products in such country in such Calendar Quarter are at least [**] percent ([**]%) of the unit sales of Product by CTI, its Affiliates and sublicensees, in the aggregate in such country in such Calendar Quarter, then no royalties shall be payable with respect to sales of Product by CTI, its Affiliates and sublicensees during such Calendar Quarter.

            (d) With respect to transfer of MedImmune Know-How and the process technology, CTI shall reimburse MedImmune for such transfer at the FTE Rate. In addition, with respect to such royalties, CTI shall have the same obligations to MedImmune as MedImmune has to CTI under sections 6.4, 6.5, 6.7 and 6.8.

            (e) Upon termination of this Agreement by MedImmune pursuant to
Section 10.2, or by CTI pursuant to Section 10.3, MedImmune and its Affiliates, sublicensees and distributors at their option shall be entitled, during the twelve (12) month period immediately following the effective date of termination, to finish any work-in-progress and to sell any Products remaining in inventory, in accordance with the terms of this Agreement. Such sales shall be subject to the royalty provisions of this Agreement.

10.5     EFFECT OF EXPIRATION OR TERMINATION; SURVIVAL

            (a) Expiration or termination of the Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Any expiration or termination of this Agreement shall be without prejudice to the rights of either Party against the other accrued or accruing under this Agreement prior to expiration or termination, including without limitation the obligation to pay royalties for Product(s) sold prior to such expiration termination. The provisions of Article 5 shall survive the expiration or termination of the Agreement and shall continue in effect for ten (10) years; provided, however, that the provisions of Section 5.1(d) shall terminate upon any expiration or termination of this Agreement. In addition, the provisions of Articles 1, 4.3, 5, 7, 10 and 11 shall survive any expiration or termination of this Agreement and Article 9 shall also survive if MedImmune retains a license under Section 10.4(a).

            (b) In the event that MedImmune's licenses under this Agreement are terminated with respect to one or more countries, and a sublicense has been granted under this Agreement under any such licenses with respect to Product in any such country, then this Agreement will become an agreement between CTI and any such sublicensee with respect to Products in any such country, subject to such sublicensee agreeing to be bound to the terms and conditions of this Agreement.

            (c) The termination of this Agreement under Section 10.3 is in addition to any rights or remedies that a Party may have at law or in equity for breach of this Agreement except that this Agreement may be terminated only as provided in Sections 4.4.01(c), 10.2 and 10.3.

11.      MISCELLANEOUS

11.1     FORCE MAJEURE

         Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in performing any obligation under the Agreement when such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party including, but not limited to, embargoes, war, acts of war (whether war be declared or not), insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, or other acts of God, or acts, omissions or delays in acting by any governmental authority (including the supervision of clinical work by a Regulatory Authority, for any reason other than negligence or misconduct of MedImmune) or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake all reasonable efforts necessary to cure such force majeure circumstances.

11.2     ASSIGNMENT/CHANGE OF CONTROL

            (a) Except as provided in this Section 11.2, this Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by either Party without the consent of the other Party. Each Party may, without consent of the other Party, assign this Agreement and its rights and obligations hereunder in whole or in part to an Affiliate or in connection with a Change of Control. Any attempted assignment not in accordance with this Section 11.2 shall be void. Any permitted assignee shall assume all assigned obligations of its assignor under this Agreement.

            (b) CTI will not assign ownership (in whole or in part), in and to CTI Patent Rights and/or CTI Know-How without the prior written consent of MedImmune, which consent shall not be unreasonably withheld or delayed. Notwithstanding the foregoing, CTI may assign any such interest in whole or in part without such consent (i) to an Affiliate of CTI, or (ii) in connection with a Change of Control; provided, however, that in each case, such assignment is in connection with a permitted assignment of this Agreement and to the same assignee as to which this Agreement is assigned, that such assignment is subject to this Agreement, and that the assignee assumes in writing the assigning Party's obligations under this Agreement.

11.3     SEVERABILITY

         If any one or more of the provisions contained in this Agreement is held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance use their best efforts to replace the invalid, illegal or unenforceable provision(s) with valid, legal and enforceable provision(s) which, insofar as practical, implement the purposes of this Agreement.

11.4     NOTICES

         All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by facsimile (and promptly confirmed by personal delivery, registered or certified mail or overnight courier), sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

         if to CTI, to:              CRITICAL THERAPEUTICS, INC.
                                     675 Massachusetts Ave., 14th Floor
                                     Cambridge, MA 02139
                                     Attention: Chief Executive Officer
                                     Facsimile No.:  (617) 354-9318

                and:                 Hale and Dorr LLP
                                     60 State Street
                                     Boston, MA  02109
                                     Attention:  Steven D. Singer
                                     Facsimile No.:  (617) 526-5000

         if to MedImmune, to:        Before January 1, 2004

                                     MedImmune, Inc.
                                     35 W. Watkins Mill Road

                                     Gaithersburg, MD 20878, USA
                                     Attention:  Legal Department
                                     Facsimile:  (301) 527-4214


                                     After January 1, 2004

                                     MedImmune, Inc.
                                     One MedImmune Way
                                     Gaithersburg, MD  20878, USA
                                     Attention:  Legal Department
                                     Facsimile:  (301) 527-4214

or to such other address as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered or sent by facsimile on a business day; (b) on the business day after dispatch if sent by nationally-recognized overnight courier; and/or (c) on the fifth business day following the date of mailing if sent by mail.

11.5     APPLICABLE LAW

         The Agreement shall be governed by and construed in accordance with the laws of the State of Delaware and the patent laws of the United States without reference to any rules of conflict of laws or renvoi.

11.6     DISPUTE RESOLUTION

11.6.01 The Parties shall negotiate in good faith and use reasonable efforts to settle any dispute, controversy or claim arising from or related to this Agreement or the breach thereof. If the Parties do not fully settle, and a Party wishes to pursue the matter, each such dispute, controversy or claim shall be finally resolved by binding arbitration in accordance with the Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes of the American Arbitration Association ("AAA"), and judgment on the arbitration award may be entered in any court having jurisdiction thereof.

11.6.02 The arbitration shall be conducted by a panel of three persons experienced in the pharmaceutical business: within 30 days after initiation of arbitration, each Party shall select one person to act as arbitrator and the two Party-selected arbitrators shall select a third arbitrator within 30 days of their appointment. If the arbitrators selected by the Parties are unable or fail to agree upon the third arbitrator, the third arbitrator shall be appointed by the AAA. The place of arbitration shall be New York, New York, and all proceedings and communications shall be in English.

11.6.03 Either Party may apply to the arbitrators for interim injunctive relief until the arbitration award is rendered or the controversy is otherwise resolved. Either Party also may, without waiving any remedy under this Agreement, seek from any court having jurisdiction any injunctive or provisional relief necessary to protect the rights or property of that Party pending the arbitration award. The arbitrators shall have no authority to award punitive or any other type of damages not measured by a Party's compensatory damages and shall not have the right to modify the terms or conditions of this Agreement. As a result the rights and obligations of the Parties will be determined in accordance with the terms and conditions of this Agreement and the decision or award will only be in accordance with the terms and conditions of this Agreement. Each Party shall bear its own costs and expenses and attorneys' fees and an equal share of the arbitrators' and any administrative fees of arbitration.

11.6.04 Except to the extent necessary to confirm an award or as may be required by law, rule or regulation, neither a Party nor an arbitrator may disclose the existence, content, or results of an arbitration without the prior written consent of both Parties. In no event shall an arbitration be initiated after the date when commencement of a legal or equitable proceeding based on the dispute, controversy or claim would be barred by the applicable New York statute of limitations.

11.6.05 The Parties agree that, in the event of a dispute over the nature or quality of performance under this Agreement, or with respect to a breach of this Agreement neither party may terminate the Agreement (except for termination under Section 10.2) until final resolution of the dispute through arbitration or other judicial determination. The Parties further agree that any payments made pursuant to this Agreement pending resolution of the dispute shall be refunded if an arbitrator or court determines that such payments are not due.

11.7     ENTIRE AGREEMENT; AMENDMENTS

         The Agreement contains the entire understanding of the Parties with respect to the Collaboration and licenses granted hereunder. All express or implied agreements and understandings, either oral or written, with regard to the Collaboration and the licenses granted hereunder are superseded by the terms of this Agreement. The Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of both Parties hereto.

11.8     HEADINGS

         The captions to the several Articles and Sections hereof are not a part of the Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof.

11.9     INDEPENDENT CONTRACTORS

         It is expressly agreed that CTI and MedImmune shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither CTI nor MedImmune shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

11.10    WAIVER

         The waiver by either Party hereto of any right hereunder, or the failure of the other Party to perform, or a breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach or failure by such other Party whether of a similar nature or otherwise.

11.11    CUMULATIVE REMEDIES

         No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

11.12    WAIVER OF RULE OF CONSTRUCTION

         Each Party has had the opportunity to consult with counsel in connection with the review, drafting and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

11.13    COUNTERPARTS

         The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.14    FURTHER ASSURANCE

         Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

MEDIMMUNE, INC.                       CRITICAL THERAPEUTICS, INC.

BY:      /s/ Edward T. Mathers        BY:      /s/ Paul D. Rubin
   --------------------------------       --------------------------------------
             Edward T. Mathers                 Dr. Paul D. Rubin

TITLE: Vice President, Corporate      TITLE: Chief Executive Officer & President
Development

DATE:        July 30, 2003            DATE:       August 4, 2003
   --------------------------------       --------------------------------------

EXHIBITS

EXHIBIT A        CO-PROMOTION TERMS

EXHIBIT B        CTI PATENT RIGHTS

EXHIBIT C        RESEARCH PLAN

EXHIBIT D        TECHNOLOGY ACQUISITION AGREEMENT

EXHIBIT E        CTI PATENT RIGHTS UNDER TECHNOLOGY ACQUISITION AGREEMENTS

EXHIBIT F        NORTH SHORE LETTER AGREEMENT

                                    EXHIBIT A

                             CO-PROMOTION AGREEMENT

         The Co-Promotion Agreement to be entered into by the Parties pursuant to Section 4.4.02(b)(2)(ii) of the Agreement shall include the following provisions:

         (1) All Lead Product sales in the United States shall be booked by MedImmune;

         (2) Net Pre-Tax U.S. Profits for the Lead Product for only one Indication shall be divided as follows:

                  MedImmune                 [**]%

                  CTI                       [**]%

         As used herein, "Net Pre-Tax U.S. Profits" means Net Sales less: (a) Cost of Goods Sold, (b) Distribution Costs, (c) Marketing Costs, (d) Sales Costs, (e) General and Administrative Costs, and (f) Running Technology Acquisition Payments, (g) Recall Expense all as defined in the Co-promotion Agreement, and (h) insurance premiums payable for Product, including product liability insurance; (i) a charge for financing inventory and trade receivables at MedImmune's cost of capital; (j) all product liability expenses including the cost of defense, settlements and damage awards in excess of product liability insurance or reserves for the Product, if any; and (k) all costs and expenses of bringing and/or defending patent or trademark infringement claims with respect to Product and settlements and damage awards resulting therefrom.

         (3) CTI shall be responsible for reimbursing MedImmune for [**]% of the Development Cost remaining to be incurred for the Lead Product in the United States after the exercise by CTI of the co-promotion option.

         (4) CTI shall perform [**]% of all Detailing activities for the Lead Product in the United States.

         (5) MedImmune will pay [**]% of all subsequent milestones relating to U.S. Development of the Lead Product under Section 6.6.01 and 6.6.02 and, such milestones including the [**] milestone for Lead Product will be creditable against CTI's share of Net Pre-Tax U.S. Profit.

         (6) CTI will not receive any royalties based upon Net Sales of the Lead Product in the United States.

         (7) The Net Sales milestones set forth in Section 6.3.01(b) shall not include Net Sales in the United States.

         (8) The Parties will establish a Joint Commercialization Committee for the coordination of the co-promotion of the Lead Product in the United States.

                                    EXHIBIT B

                                CTI PATENT RIGHTS

     SERIAL NUMBER                TITLE             FILING DATE           STATUS

           OR                                           OR

     PATENT NUMBER                                  ISSUE DATE
          [**]                     [**]                [**]                [**]

          [**]                     [**]                [**]                [**]

          [**]                     [**]                [**]                [**]

          [**]                     [**]                [**]                [**]

          [**]                     [**]                [**]                [**]

          [**]                     [**]                [**]                [**]

          [**]                     [**]                [**]                [**]

          [**]                     [**]                                    [**]

          [**]                     [**]                                    [**]

          [**]                     [**]                                    [**]

          [**]                     [**]                                    [**]

          [**]                     [**]                [**]                [**]

          [**]                     [**]                [**]                [**]

          [**]                     [**]                [**]                [**]

          [**]                     [**]                [**]                [**]

          [**]                     [**]                [**]                [**]

          [**]                     [**]                [**]                [**]

          [**]                     [**]                [**]                [**]

          [**]                     [**]                [**]                [**]

                                    EXHIBIT C

                                  RESEARCH PLAN

                                      [**]

                                    EXHIBIT D

                        TECHNOLOGY ACQUISITION AGREEMENTS

1. License Agreement by and between North Shore and Critical Therapeutics, Inc. with the Effective Date of July 1, 2001.

2. Sponsored Research and License Agreement by and between North Shore and Critical Therapeutics, Inc. with the Effective Date of July 1, 2001, as amended on July 1, 2003.

                                    EXHIBIT E

            CTI PATENT RIGHTS UNDER TECHNOLOGY ACQUISITION AGREEMENTS

     SERIAL NUMBER           TITLE               FILING DATE             STATUS

           OR                                        OR

     PATENT NUMBER                               ISSUE DATE
          [**]                [**]                  [**]                  [**]

          [**]                [**]                  [**]                  [**]

          [**]                [**]                  [**]                  [**]

          [**]                [**]                  [**]                  [**]

          [**]                [**]                  [**]                  [**]

          [**]                [**]                  [**]                  [**]

          [**]                [**]                  [**]                  [**]

          [**]                [**]                                        [**]

          [**]                [**]                                        [**]

          [**]                [**]                                        [**]

          [**]                [**]                                        [**]

          [**]                [**]                  [**]                  [**]

          [**]                [**]                  [**]                  [**]

          [**]                [**]                  [**]                  [**]

          [**]                [**]                  [**]                  [**]

          [**]                [**]                  [**]                  [**]

          [**]                [**]                  [**]                  [**]

                                    EXHIBIT F

                      ACKNOWLEDGEMENT AND CONSENT AGREEMENT

         North Shore - Long Island Jewish Research Institute ("North Shore"), a New York non-profit corporation, acknowledges to MedImmune, Inc. ("MedImmune") that the:

         (i) License Agreement by and between North Shore and Critical Therapeutics, Inc. ("CTI") with the Effective Date of July 1, 2001, and

         (ii) Sponsored Research and License Agreement by and between North Shore and Critical Therapeutics, Inc. ("CTI") with the Effective Date of July 1, 2001, as amended on July 1, 2003,

(individually and collectively, the "License Agreements") are in full force and effect and consents to MedImmune receiving a sublicense thereunder.

         In consideration of MedImmune entering into a Collaboration and License Agreement with CTI, North Shore agrees that in the event that CTI's rights under the License Agreements is terminated, the licenses granted to CTI under License Agreements shall remain in full force and effect as a direct license from North Shore to MedImmune under the licensing terms of the License Agreements and CTI acknowledges that MedImmune will in all other respects succeed to all the rights and obligations of CTI under the License Agreements.

                                         North Shore - Long Island Jewish
                                         Research Institute

                                         By:
                                              ----------------------------------

                                         Name:
                                              ----------------------------------
                                         Title:
                                               ---------------------------------
                                         Date:
                                              ----------------------------------